Exhibit 10.2

Execution Version

Credit Agreement and Guaranty

dated as of

April 17, 2018

among

CareDx, Inc.
as the Borrower,

Certain Subsidiaries of the Borrower from Time to Time Party hereto, as the Subsidiary Guarantors,

The Lenders from Time to Time Party hereto,
as the Lenders,

and

Perceptive Credit Holdings II, LP
as the Administrative Agent

U.S. $35,000,000

Table of Contents

SectionHeadingPage

SECTION 1.	Definitions.1
Section 1.01.	Certain Defined Terms1
Section 1.02.	Accounting Terms and Principles26
Section 1.03.	Interpretation26
Section 1.04.	Changes to GAAP27
SECTION 2.	The Commitments and the Loans.28
Section 2.01.	Loans.28
Section 2.02.	Notes29
Section 2.03.	Use of Proceeds29
SECTION 3.	Payments of Principal and Interest.29
Section 3.01.	Repayments and Prepayments Generally; Application29
Section 3.02.	Interest.30
Section 3.03.	[Reserved].30
Section 3.04.	Prepayments; Prepayment Premium.30
Section 3.05.	Exit Fee32
Section 3.06.	Closing Fees32
SECTION 4.	Payments, Etc.32
Section 4.01.	Payments.32
Section 4.02.	Computations33
Section 4.03.	Set-Off.33
SECTION 5.	Yield Protection, Etc.33
Section 5.01.	Additional Costs.33
Section 5.02.	Illegality34
Section 5.03.	Taxes35
Section 5.04.	Delay in Requests39
SECTION 6.	Conditions Precedent.39
Section 6.01.	Conditions to the Closing Date39
Section 6.02.	Conditions to the Tranche B Term Loan; Tranche B Term Loan Borrowing Date42
SECTION 7.	Representations and Warranties.42
Section 7.01.	Power and Authority42
Section 7.02.	Authorization; Enforceability43

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Section 7.03.	Governmental and Other Approvals; No Conflicts43
Section 7.04.	Financial Statements; Material Adverse Change.43
Section 7.05.	Properties.44
Section 7.06.	No Actions or Proceedings.46
Section 7.07.	Compliance with Laws and Agreements46
Section 7.08.	Taxes48
Section 7.09.	Full Disclosure48
Section 7.10.	Investment Company and Margin Stock Regulation.49
Section 7.11.	Solvency49
Section 7.12.	Equity Holders; Subsidiaries; Equity Investments49
Section 7.13.	Indebtedness and Liens49
Section 7.14.	Material Agreements49
Section 7.15.	Restrictive Agreements50
Section 7.16.	Real Property50
Section 7.17.	Pension Matters50
Section 7.18.	Collateral; Security Interest50
Section 7.19.	Regulatory Approvals50
Section 7.20.	[Reserved].52
Section 7.21.	OFAC52
Section 7.22.	Anti-Corruption52
Section 7.23.	Deposit and Disbursement Accounts53
Section 7.24.	Royalty and Other Payments53
SECTION 8.	Affirmative Covenants.53
Section 8.01.	Financial Statements and Other Information53
Section 8.02.	Notices of Material Events55
Section 8.03.	Existence; Conduct of Business57
Section 8.04.	Payment of Obligations57
Section 8.05.	Insurance58
Section 8.06.	Books and Records; Inspection Rights59
Section 8.07.	Compliance with Laws and Other Obligations59
Section 8.08.	Maintenance of Properties, Etc59
Section 8.09.	Maintenance of Regulatory Approvals and Material Intellectual Property59
Section 8.10.	Action Under Environmental Laws60
Section 8.11.	Use of Proceeds60
Section 8.12.	Certain Obligations Respecting Subsidiaries; Further Assurances.60
Section 8.13.	Termination of Non-Permitted Liens61
Section 8.14.	Intellectual Property62
Section 8.15.	ERISA Compliance62
Section 8.16.	Cash Management.62
Section 8.17.	Post-Closing Obligations63
SECTION 9.	Negative Covenants.63
Section 9.01.	Indebtedness63

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Section 9.02.	Liens65
Section 9.03.	Fundamental Changes and Acquisitions67
Section 9.04.	Lines of Business68
Section 9.05.	Investments68
Section 9.06.	Restricted Payments69
Section 9.07.	Payments of Subordinated Indebtedness70
Section 9.08.	Change in Fiscal Year70
Section 9.09.	Sales of Assets, Etc70
Section 9.10.	Transactions with Affiliates71
Section 9.11.	Restrictive Agreements71
Section 9.12.	Modifications and Terminations of Material Agreements and Organic Documents71
Section 9.13.	Inbound and Outbound Licenses.72
Section 9.14.	Sales and Leasebacks72
Section 9.15.	Hazardous Material73
Section 9.16.	Accounting Changes73
Section 9.17.	Compliance with ERISA73
SECTION 10.	Financial Covenants.73
Section 10.01.	Minimum Liquidity73
Section 10.02.	Minimum Product Revenue73
SECTION 11.	Events of Default.74
Section 11.01.	Events of Default74
Section 11.02.	Remedies76
Section 11.03.	Reserved.76
Section 11.04.	Exit Fee, Prepayment Premium and Redemption Price76
SECTION 12.	Guarantee.77
Section 12.01.	The Guarantee77
Section 12.02.	Obligations Unconditional77
Section 12.03.	Reinstatement78
Section 12.04.	Subrogation78
Section 12.05.	Remedies78
Section 12.06.	Reserved.79
Section 12.07.	Continuing Guarantee79
Section 12.08.	Rights of Contribution79
Section 12.09.	General Limitation on Guarantee Obligations79
SECTION 13.	Administrative Agent.80
Section 13.01.	Appointment80
Section 13.02.	Rights as a Lender80
Section 13.03.	Exculpatory Provisions80
Section 13.04.	Reliance by Administrative Agent81

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Section 13.05.	Delegation of Duties81
Section 13.06.	Resignation of Agent82
Section 13.07.	Non-Reliance on Administrative Agent and Other Lenders83
Section 13.08.	Administrative Agent May File Proofs of Claim83
Section 13.09.	Collateral and Guaranty Matters; Appointment of Collateral Agent83
Section 13.10.	Swedish Pledge Agreement84
SECTION 14.	Miscellaneous.84
Section 14.01.	No Waiver84
Section 14.02.	Notices85
Section 14.03.	Expenses, Indemnification, Etc.85
Section 14.04.	Amendments, Etc86
Section 14.05.	Successors and Assigns.86
Section 14.06.	Survival88
Section 14.07.	Captions89
Section 14.08.	Counterparts89
Section 14.09.	Governing Law89
Section 14.10.	Jurisdiction, Service of Process and Venue.89
Section 14.11.	Waiver of Jury Trial90
Section 14.12.	[Reserved].90
Section 14.13.	Entire Agreement90
Section 14.14.	Severability90
Section 14.15.	No Fiduciary Relationship90
Section 14.16.	Confidentiality90
Section 14.17.	Right of Setoff91
Section 14.18.	Judgment Currency91
Section 14.19.	USA PATRIOT Act92
Section 14.20.	Release of Collateral and Guarantees; Non-Disturbance Agreements92
Section 14.21.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions92

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Schedules and Exhibits

Schedule 1—Commitments and Warrant Shares

Schedule 2—Products

Schedule 7.05(b)—Obligor Intellectual Property

Schedule 7.05(c)—Material Intellectual Property

Schedule 7.06(a)—Certain Litigation

Schedule 7.06(c)—Labor Matters

Schedule 7.12(b)—Information Regarding Subsidiaries

Schedule 7.12(c)—Equity Investments

Schedule 7.13(a)—Scheduled Indebtedness

Schedule 7.13(b)—Liens

Schedule 7.14—Material Agreements of Obligors

Schedule 7.15—Restrictive Agreements

Schedule 7.16—Real Property Owned or Leased by Obligors or any Subsidiary Schedule 7.17—Pension Matters

Schedule 7.19(b)—Regulatory Approvals

Schedule 7.19(e)—Certain Regulatory Matters

Schedule 7.21—OFAC Matters

Schedule 7.23—Deposit and Disbursement Accounts

Schedule 7.24—Royalty and Payments

Schedule 8.16—Cash Management

Schedule 8.17—Post-Closing Obligations

Schedule 9.03—Acquisitions

Schedule 9.05—Existing Investments

Schedule 9.10—Transactions with Affiliates

Schedule 9.13(a)—Existing Inbound Licenses

Schedule 9.13(b)—Existing Outbound Licenses

Schedule 9.14—Permitted Sales and Leasebacks

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Exhibit A—Form of Note

Exhibit B—Form of Borrowing Notice

Exhibit C—Form of Guarantee Assumption Agreement

Exhibit D-1—Forms of U.S. Tax Compliance Certificate

Exhibit D-2—Forms of U.S. Tax Compliance Certificate

Exhibit D-3—Forms of U.S. Tax Compliance Certificate

Exhibit D-4—Forms of U.S. Tax Compliance Certificate

Exhibit E—Form of Compliance Certificate

Exhibit F—Form of Assignment and Assumption

Exhibit G—Form of Landlord Consent

Exhibit H—[Reserved]

Exhibit I—Form of Perfection Certificate

Exhibit J—Form of Patent Security Agreement

Exhibit K—Form of Trademark Security Agreement

Exhibit L—Form of Copyright Security Agreement

Exhibit M—[Reserved]

Exhibit N—Form of Closing Date Certificate

Exhibit O—Tranche B Term Loan Borrowing Date Certificate

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Credit Agreement and Guaranty

Credit Agreement and Guaranty, dated as of April 17, 2018 (this “Agreement”), among CareDx, Inc., a Delaware corporation (the “Borrower”), certain of the Borrower’s Subsidiaries from time to time parties hereto, the lenders from time to time party hereto (each, a “Lender” and collectively, the “Lenders”), and Perceptive Credit Holdings II, LP, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

Witnesseth:

Whereas, the Borrower has requested that the Lenders provide a senior secured term loan facility to the Borrower in an aggregate principal amount of $35,000,000; and

Whereas, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such senior secured term loan facility.

Now, Therefore, the parties hereto agree as follows:

SECTION 1.	Definitions.

Section 1.01.Certain Defined Terms

.  As used herein, the following terms have the following respective meanings:

“Accounting Change Notice” has the meaning set forth in Section 1.04(a).

“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (i) acquires all or substantially all of the assets, business unit or division of any Person, (ii) acquires control of Equity Interests of a Person representing more than fifty percent (50%) of the ordinary voting power for the election of directors to the board of directors or other governing body of such Person, or (iii) acquires control of more than fifty percent (50%) of the Equity Interests in any Person.

“Act” has the meaning set forth in Section 14.19.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to any Lender, an Affiliate of such Lender shall include, without limitation, all of such Lender’s Related Funds, but shall exclude any portfolio companies or partners of such Lender or of such Related Funds.

“Agreement” has the meaning set forth in the introduction hereto.

“Applicable Margin” means nine percent (9.00%), as such percentage may be increased pursuant to Section 3.02(b).

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender in substantially the form of Exhibit F.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bailee Letter” means a bailee letter in form and substance reasonably satisfactory to the Administrative Agent.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Board” means, with respect to any Person, the board of directors (or equivalent management body) of such Person or any committee thereof duly authorized to act on behalf of such board or management body.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Parties” has the meaning set forth in Section 14.03(c).

“Borrowing” means the borrowing of the Loans on a Borrowing Date.

“Borrowing Date” means the Tranche A Term Loan Borrowing Date or the Tranche B Term Loan Borrowing Date, as applicable.

“Borrowing Notice” means a written notice in substantially the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.

“Calculation Date” has the meaning set forth in Section 10.02.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries excluding any such property with a fair market value as of the date thereof of less than $500,000 per occurrence.

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“Casualty Event Reinvestment Notice” has the meaning set forth in Section 3.04(b).

“Change of Control” means at any time of determination, either (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (or group of Persons acting jointly or otherwise in concert) (other than the Management Investors) of Equity Interests of the Borrower having more than fifty percent (50%) of the aggregate ordinary voting power, determined on a fully diluted basis; (ii) the Borrower shall cease to own, directly or indirectly, beneficially and of record, (x) with respect to its Subsidiaries in existence on the Closing Date, at least that percentage of the issued and outstanding Equity Interests of such Subsidiaries owned on the Closing Date (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) or (y) with respect to its Subsidiaries formed or acquired after the Closing Date, one hundred percent (100%) of the issued and outstanding Equity Interests of such Subsidiaries (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law), in each case free and clear of all Liens except Liens created by the Security Documents and other Permitted Liens, or (iii) the sale of all or substantially all of the property or business of the Borrower and its Subsidiaries, taken as a whole.

“Claims” includes litigations, demands, complaints, grievances, actions, suits, orders, charges, indictments, prosecutions, information (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.

“CLIA” means the Clinical Laboratory Improvement Amendments of 1988 and the implementing federal regulatory standards and program of the Centers for Medicare & Medicaid Services of the U.S. Department of Health and Human Services.

“Closing Date” means April 17, 2018.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any asset or property of any Person in which a Lien is purported to be granted under any Loan Document (or all such property, as the context may require).

“Commitment” means, with respect to each Lender, such Lender’s Tranche A Term Loan Commitment and Tranche B Term Loan Commitment, and “Commitments” means all such commitments of all Lenders.  The aggregate Commitments of all Lenders as of the Closing Date is $35,000,000.

“Commodity Account” means a “Commodity Account” as defined in the NY UCC.

“Compliance Certificate” has the meaning set forth in Section 8.01(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means any written contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement

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under which a Person has, or will have, any liability or contingent liability (in each case, whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.16(a).

“Copyright” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof.

“Default” means any event that has occurred which, upon the giving of notice thereof, or the lapse of time, or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Deposit Account” is defined in the Security Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any test, medical instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent or other similar or related item, including any component, part or accessory, that (i) is intended for use in the diagnosis of disease, malady or other conditions or in the cure, mitigation, treatment or prevention of disease or malady, in humans or animals, or is intended to affect the structure or any function of the body of humans or animals, (ii) does not achieve its primary intended purpose or purposes through chemical action within or on the body of humans or animals and (iii) is not dependent upon being metabolized for the achievement of its primary intended purpose or purposes.

“Device Clearance Application” means (i) any premarket approval application submitted under Section 515 of the FD&C Act (21 U.S.C. § 360e) (a “PMA”), (ii) any de novo request submitted under Section 513(f) of the FD&C Act (21 U.S.C. § 360c(f)), (iii) any 510(k) submitted under Section 510(k) of the FD&C Act (21 U.S.C. § 360(k)) seeking clearance from the FDA for a Device that is substantially equivalent to a legally marketed predicate Device, as defined in the FD&C Act (a “510(k)”), (iv) any corresponding or substantially equivalent notification, application or clearance of a non-U.S. Regulatory Authority, including, with respect to the European Union, any equivalent submission to EMA or a Standard Body pursuant to an applicable directive of the European Council with respect to CE marking (or, if applicable, a self-certification of conformity with respect to any such directive through a “declaration of conformity”) and (v) all amendments, variations, extension and renewals of any of the foregoing.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests),

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including pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety (90) days after the Maturity Date; provided that, if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees or consultants of such Person or by any such plan to such directors, officers, employees or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person upon the death, disability, retirement or termination of employment or service of such director, officer, employee or consultant.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Foreign Holding Company” shall mean any Subsidiary that is organized or incorporated in the United States, any state or territory thereof or the District of Columbia and substantially all the assets of which are Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any State of the United States or the District of Columbia, excluding in all cases (i) any Domestic Foreign Holding Company and (ii) any Subsidiary of a Foreign Subsidiary or a Domestic Foreign Holding Company.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (i) any commercial bank, (ii) any insurance company, finance company, financial institution, investment fund and any other “accredited investor” (as defined in Regulation D of the Securities Act), in each case, that is principally in the business of managing debt investments or holding credit assets for investment purposes and (iii) any Affiliate of a Lender; provided that so long as no Event of Default has occurred and is continuing, an Eligible Transferee shall not include any competitor of the Borrower or any of its Subsidiaries.

“EMA” means the European Medicines Agency or any successor entity.

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“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree, whether U.S. or non-U.S., relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations, whether U.S. or non-U.S., related to environmental matters and any specific agreements entered into with any Governmental Authorities which include commitments related to environmental matters.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities directly or indirectly exchangeable, exercisable or otherwise convertible into such issuer’s capital stock, whether outstanding as of the Closing Date or issued after the Closing Date, and in each case however designated and whether voting or non-voting.

“Equivalent Amount” means, with respect to an amount denominated in one (1) currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c) or, solely with respect to Code Section 412 or ERISA Section 302, (m) or (o) of the Code.

“ERISA Event” means (i) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (ii) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (iii) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefore, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to 4245 of ERISA; (iv) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (v) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vi) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (vii) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the

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Code or Sections 303, 304 and 305 of ERISA; (viii) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (ix) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (x) an application for a funding waiver under Section 412 of the Code or an extension of any amortization period pursuant to Section 433 of the Code with respect to any Title IV Plan; or (xi) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, pursuant to Title IV of ERISA, 303(k) of ERISA or Section 430(k) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Excess Funding Guarantor” has the meaning set forth in Section 12.08.

“Excess Payment” has the meaning set forth in Section 12.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, as of any date, the rate at which any currency may be exchanged into another currency, as set forth on the relevant Reuters screen at or about 11:00 a.m. (Eastern time) on such date.  In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably determined by the Administrative Agent.

“Excluded Account” means, collectively, (i) accounts used exclusively for payroll, the withheld employee portion of payroll taxes and other employee wage and benefit payments, (ii) fiduciary and other trust accounts, (iii) Government Receivables Accounts and (iv) accounts to support Indebtedness permitted by Section 9.01(o); provided that the balance in such accounts is no more than 105% of such Indebtedness.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivisions thereof) or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 5.03(h)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto

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or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (iv) any withholding Taxes imposed under FATCA.

“Exit Fee” has the meaning set forth in Section 3.05.

“Fair Share” has the meaning set forth in Section 12.08.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act of 1938 (or any successor thereto), as amended from time to time, and the rules and, regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FDA Laws” means all applicable statutes, rules, regulations, standards, and orders administered or issued by the FDA, including without limitation, the FD&C Act and its implementing regulations.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and includes the programs commonly known as Medicare, Medicaid, TRICARE and CHAMPVA.

“Foreign Lender” means a Lender (or, if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary of the Borrower that is not incorporated, formed or organized under the laws of the United States, any State of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination.  The definition of GAAP shall be subject to Sections 1.02 and 1.04.

“Government Healthcare Receivable” means any account receivable or other right to payment of a monetary obligation from a Governmental Authority in respect of the sale or

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provision of health care services, including Federal Health Care Program receivables and “health-care-insurance receivables” (as defined in the NY UCC).

“Government Receivables Account” means a deposit account of an Obligor with a financial institution which deposit account holds proceeds of payments received in respect of Government Healthcare Receivables.

“Governmental Approval” means any required consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, filing or notice that is issued or granted by or from (or pursuant to any act of) any applicable Governmental Authority, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any state, territory, county, city or other political subdivision of any country, in each case whether U.S. or non-U.S.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 12.01.

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“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (i) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (ii) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Health Care Compliance Program” has the meaning set forth in Section 7.07(b)(ix).

“Healthcare Laws” means, collectively, all Laws applicable to the business of the Borrower or any other Obligor whether U.S. or non-U.S., regulating the manufacturing, labeling, promotion, distribution or sale, or the provision of and payment for, health care products, items and services, including but not limited to:  (i) Laws relating to the privacy or security of patient information, including but not limited to the HIPAA and any similar state laws, (ii) federal and state fraud and abuse Laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) and any similar state laws, the federal Physician Self-Referral Prohibition (commonly referred to as the “Stark Law”) (42 U.S.C. § 1395nn) and any similar state Laws, the Civil Monetary Penalties Act (42 U.S.C. §1320a-7a), and the federal False Claims Act (31 U.S.C. §3729 et seq.) and any similar state laws, (iii) FDA Laws, including but not limited to the FDA’s “Good Manufacturing Practice” requirements (21 C.F.R. Part 820), “Medical Devices Regulations” (21 C.F.R. Part 812, and Parts 50, 54, and 56), and “Labeling Regulations” (21 C.F.R. Part 801), (iv) Laws regarding the provision of health care supplies, items or services to Federal Health Care Program beneficiaries or the billing of the Federal Health Care Programs, (v) CLIA and state clinical laboratory laws, (vi) state Laws regarding prohibitions on fee-splitting, (vii) Law relating to health care facility or health care professional licensure, and (viii) all rules and regulations promulgated under to pursuant to any of the foregoing.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009.

“IDE” means an application, including an application filed with any Regulatory Authority, for authorization to commence human clinical studies with respect to any Device, including (i) an Investigational Device Exemption as defined in the FD&C Act or any successor application or procedure filed with the FDA, (ii) an abbreviated Investigational Device Exemption as specified in FDA regulations in 21 C.F.R. § 812.2(b), (iii) any equivalent of any of the foregoing pursuant to or under any non-U.S. country or regulatory jurisdiction, and (iv) all amendments, variations, extensions and renewals of any of the foregoing that may be filed with respect thereto.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower or any of its Subsidiaries which is of a “going concern” or similar nature.

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“Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges (but only to the extent required by GAAP to be included as such on the balance sheet of the Borrower or any of its Subsidiaries) are customarily paid, (iv) [reserved], (v) all obligations of such Person in respect of the deferred purchase price of property or services or under conditional sale or other title retention agreements relating to property acquired by such Person, and including any purchase price adjustments or indemnity requirements incurred in connection with any Permitted Acquisition (excluding current trade accounts payable incurred in the ordinary course of business and including the foregoing only to the extent required by GAAP to be included on the balance sheet of the Borrower), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vii) all Guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (x) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (xi) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (xii) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, other than operating leases entered into in the ordinary course of business and any such license or other agreement for the purchase or use of goods, software and other intangibles, services or supplies in the ordinary course of business (but only to the extent required by GAAP to be included as such on the balance sheet of the Borrower or any of its Subsidiaries) and (xiii) any Disqualified Equity Interests of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 14.03(c).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign Law, including the Bankruptcy Code.

“Intellectual Property” means all Patents, Trademarks, Copyright, and Technical Information, whether registered or not and whether existing under, U.S. or non-U.S. Law or jurisdiction, including (without limitation) all of the following:  (i) all applications or registrations relating to the foregoing; (ii) all rights and privileges arising under any applicable

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Law with respect to the foregoing; (iii) rights to sue for past, present or future infringements of such Patents, Trademarks, Copyrights and Technical Information, as applicable; and (iv) all rights of the same or similar effect or nature in any jurisdiction corresponding to such Patents, Trademarks, Copyrights and Technical Information, as applicable, anywhere in the world.

“Interest Period” means, (i) with respect to the Tranche A Term Loan, (a) the period commencing on (and including) the Tranche A Term Loan Borrowing Date and ending on (and including) the last day of the calendar month in which such Tranche A Term Loan Borrowing Date occurs, and (b) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date, and (ii) with respect to the Tranche B Term Loan, (a) the period commencing on (and including) the Tranche B Term Loan Borrowing Date and ending on (and including) the last day of the calendar month in which such Tranche B Term Loan Borrowing Date occurs, and (b) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (x) the last day of such calendar month and (y) the Maturity Date.

“Interest Rate” means the sum of (i) the Applicable Margin plus (ii) the greater of (x) the Reference Rate and (y) one and one-half percent (1.50%).

“Invention” means any novel, inventive or useful art, apparatus, method, process, machine, manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine, manufacture or composition of matter.

“Investment” means, for any Person:  (i) any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (ii) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“knowledge” or words of similar import shall mean the actual knowledge, after reasonable inquiry, of a Responsible Officer of the Borrower.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G or in a form otherwise reasonably satisfactory to the Administrative Agent.

“Law” means, with respect to any Person, any U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, guideline, regulation, ordinance, code or administrative or judicial precedent or authority, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests,

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licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, easement, right-of-way or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” means each loan advanced by a Lender pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Warrants, the Security Documents, the Guarantee Assumption Agreements and any subordination agreement, intercreditor agreement or other present or future document, instrument, agreement or certificate delivered to any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended, restated, supplemented or otherwise modified.

“Loss” means any judgment, debt, liability, expense, cost, damage or loss, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including reasonable and documented fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Commitments (or, if such Commitments are terminated, the outstanding principal amount of the Loans) then in effect.

“Management Investors” means any current directors, officers, management and/or employees of the Borrower or any of its Subsidiaries and any of their respective family members, trusts or other estate planning vehicles and any Person owned or controlled by any of the foregoing, in each case, holding, beneficially or of record, Equity Interests in the Borrower.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (i) the business, financial condition of the assets, operations or financial performance of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of either (x) the Borrower or (y) the Obligors, taken as a whole, to perform its or their, as the case may be, obligations under the Loan Documents, as and when due or (iii) the legality, validity, binding effect or enforceability of any Loan Document or the rights and remedies of any Secured Party under any of the Loan Documents.

“Material Agreement” means (i) any Contract to which any Obligor is a party that (x) relates to any Product or any Product Commercialization and Development Activity and (y) during any period of 12 consecutive months is reasonably expected to (1) result in payments or receipts (including royalty, licensing or similar payments) made to any Obligor or any of its

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Subsidiaries in an aggregate amount in excess of $2,000,000 or (2) require payments or expenditures (including royalty, licensing or similar payments) to be made by any Obligor or any of its Subsidiaries in an aggregate amount in excess of $2,000,000, in each case, other than any Contract with respect to the payment of shipping or transportation costs of any Product and (ii) any Contract the absence or termination of which would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, at any time, any Indebtedness of any Obligor to any other Person of the type described in clauses (i), (ii), (v), (vi), (vii) and (viii) of the definition thereof (excluding intercompany Indebtedness among Obligors and/or their Subsidiaries to the extent permitted hereunder), the outstanding principal amount of which exceeds $500,000 (or the Equivalent Amount in other currencies determined at the time of the incurrence of such Indebtedness).

“Material Intellectual Property” means (i) all Obligor Intellectual Property listed in Schedule 7.05(c) and (ii) all other Obligor Intellectual Property, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof (a) the loss of which would have a Material Adverse Effect or (b) that has a fair market value in excess of $1,000,000.

“Maturity Date” means April 17, 2023.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (i) with respect to any Casualty Event, the amount of cash proceeds received (directly or indirectly) from time to time by or on behalf of the Borrower or any such Subsidiary after deducting therefrom only (w) reasonable fees, costs and expenses related thereto incurred by the Borrower or such Subsidiary in connection therewith, (x) amounts required to be repaid on account of any Permitted Indebtedness or other obligations (other than the Obligations) required to be repaid as a result of such Casualty Event, (y) amounts required to be reserved in accordance with GAAP for indemnities and against liabilities associated with the property damaged, destructed or condemned in such Casualty Event and (z) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith; provided that amounts specified therein in respect of costs, expenses or repayments shall only be deducted from aggregate cash proceeds to the extent such amounts are (1) actually paid to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries and (2) properly attributable to such Casualty Event.

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.02.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and the Warrant Obligations), arising out of, under, or in

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connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (i) if such Obligor is the Borrower, all Loans, (ii) all interest accruing under the Loan Documents, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (iii) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums, in each case, chargeable to such Obligor under any Loan Document.

“Obligor Intellectual Property” means, at any time of determination, Intellectual Property owned by any of the Obligors at such time including, without limitation, the Intellectual Property listed on Schedule 7.05(b).

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.

“One-Month LIBOR” means, with respect to any applicable Interest Period hereunder, the one-month London Interbank Offered Rate for deposits in Dollars, as determined by the Administrative Agent from the appropriate Bloomberg or Telerate page selected by the Administrative Agent (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), which shall be that one-month London Interbank Offered Rate for deposits in Dollars in effect at approximately 11:00 a.m. (London, England time) two (2) Business Days prior to the first Business Day of such Interest Period rounded up to the nearest 1/16 of one percent (1%).  The Administrative Agent’s determination of interest rates shall be determinative in the absence of manifest error.

“Organic Document” means, for any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to such Person’s Equity Interests.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower pursuant to Section 5.03(h)).

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“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations in part thereof.

“Payment Date” means (i) the last day of each Interest Period and (ii) the Maturity Date; provided that, in the event any such day is not a Business Day, then the payment due on such day shall be payable on the next occurring Business Day.

“Pay-Off Indebtedness” means the Indebtedness listed on Schedule 7.13(a) that is identified as “Pay-Off Indebtedness”.

“Pay-Off Letters” means each payoff letter in respect of the Pay-Off Indebtedness, in form and substance reasonably satisfactory to the Administrative Agent.

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Collateral Questionnaire in substantially the form set forth in Exhibit I which shall be delivered pursuant to Section 6.01(k).

“Permitted Acquisition” means (i) the Acquisition contemplated on the Closing Date as set forth on Schedule 9.03 and (ii) any Acquisition by the Borrower or any of its Subsidiaries which either meet all of the conditions below or which is otherwise consented to by the Majority Lenders:

(a)immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to result therefrom;

(b)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws, and in conformity in all material respects with all applicable Governmental Approvals;

(c)in the case of the Acquisition of any Equity Interests of any Person, all of such Equity Interests shall be owned one hundred percent (100%) by an Obligor, and the Borrower shall have taken or caused to be taken, as of the date such Equity Interests are acquired, all necessary actions to comply with Section 8.12(a), as applicable;

(d)in the case of the Acquisition of assets, all assets acquired shall be owned by an Obligor, and the Borrower shall have taken or caused to be taken, as of the date the assets are acquired, all necessary actions to comply with Section 8.12(a), as applicable;

(e)such Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets or a division) shall be engaged or used, as the case

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may be, in substantially the same business or lines of business in which the Borrower and its Subsidiaries are engaged as of the Closing Date or a business reasonably related, incidental or complimentary thereto or a reasonable extension thereof or a business having a similar customer base;

(f)on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(g)the aggregate consideration for all such Acquisitions does not exceed the sum of (x) $10,000,000 in cash in any fiscal year plus (y) any consideration in the form of Qualified Equity Interests;

(h)the Borrower shall have provided the Administrative Agent with at least ten (10) Business Days’ prior written notice of any such Acquisition, together with summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary prior to such Acquisition; provided that the Borrower shall not be required to provide any summary that includes trade secrets or would result in a loss of attorney-client privilege between the Borrower and its counsel;

(i)the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying as to any contingent liabilities and, to the extent applicable, prospective research and development costs associated with the Person or assets being acquired; and

(j)all of the assets or Equity Interests acquired in connection with such Acquisition shall be of a U.S. Person.

“Permitted Cash Equivalent Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition, (ii) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) time deposits with, or insured certificates of deposit or banker’s acceptances of, any commercial bank that (x) is organized under the laws of the United States or is the principal banking subsidiary of a bank holding company organized under the laws of the United States and is a member of the Federal Reserve System and (y) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one (1) year from the date of acquisition, (iv) any money market funds at least ninety-five percent (95%) of the assets of which constitute investments of the type described in clauses (i), (ii) or (iii) above and (v) similar investments by Foreign Subsidiaries in jurisdictions outside the United States.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Priority Liens” means Liens permitted under any of the clauses (b), (c), (d), (e), (f) or (i) of Section 9.02.

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“Permitted Refinancing” means, with respect to any Permitted Indebtedness, any extension, renewal, replacement or refinancing of such Indebtedness; provided that such extension, renewal, replacement or refinancing (i) shall not increase the outstanding principal amount of such Indebtedness except by accrued and unpaid interest and premiums thereon and fees and expenses associated with such extension, renewal, replacement or refinancing, (ii) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being extended, renewed, replaced or refinanced, (iii) shall have an applicable interest rate or equivalent yield which does not exceed the interest rate or equivalent yield of the Indebtedness being extended, renewed, replaced or refinanced, (iv) shall not contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being extended, renewed, replaced or refinanced and (v) after giving effect to such extension, renewal, replacement or refinancing, no Default or Event of Default shall have occurred (or would reasonably be expected to occur) as a result thereof.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Prepayment Date” has the meaning set forth in Section 3.04(a)(i).

“Prepayment Premium” means with respect to any prepayment of principal of the Loans referenced in Section 3.04(a) or (b) occurring (i) on or prior to the first anniversary of the Tranche A Term Loan Borrowing Date, an amount equal to eight percent (8%) of the aggregate outstanding principal amount of the Loans being prepaid, (ii) at any time after the first anniversary of the Tranche A Term Loan Borrowing Date and on or prior to the second anniversary of the Tranche A Term Loan Borrowing Date, an amount equal to seven percent (7%) of the aggregate outstanding principal amount of the Loans being prepaid; (iii) at any time after the second anniversary of the Tranche A Term Loan Borrowing Date and on or prior to the third anniversary of the Tranche A Term Loan Borrowing Date, an amount equal to six percent (6%) of the aggregate outstanding principal amount of the Loans being prepaid on such Prepayment Date, (iv) at any time after the third anniversary of the Tranche A Term Loan Borrowing Date and prior to the fourth anniversary of the Tranche A Term Loan Borrowing Date, an amount equal to five percent (5%) of the aggregate outstanding principal amount of the Loans being prepaid and (v) at any time after the fourth anniversary of the Tranche A Term Loan Borrowing Date and prior to the Maturity Date, an amount equal to four percent (4%) of the aggregate outstanding principal amount of the Loans being prepaid.

“Prepayment Price” has the meaning set forth in Section 3.04(a)(i).

“Product” means (i) those Devices set forth (and described in reasonable detail) on Schedule 2 attached hereto, and (ii) any current or future Device subject to any Product Commercialization and Development Activities of the Borrower or any of its Subsidiaries, including any such Device currently in development.

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“Product Agreement” means, with respect to any Product, any Contract, license, document, instrument, interest (equity or otherwise) or the like under which one or more Persons grants or receives (i) any right, title or interest with respect to any Product Commercialization and Development Activities with respect to such Product, or (ii) any right to exclude any other Person from engaging in, or otherwise restricting any right, title or interest as to, any Product Commercialization and Development Activities with respect to such Product, including any Contract with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to such entity.

“Product Assets” means, with respect to any Product, (i) any and all rights, title and interest of the Borrower or any of its Subsidiaries in any assets relating to such Product or any Product Commercialization and Development Activities with respect to such Product, (ii) all Product Related Information with respect to such Product or any related Product Commercialization and Development Activities, (iii) any Product Agreement related to such Product or any such Product Commercialization and Development Activities, (iv) any Intellectual Property, Regulatory Approvals and similar assets with respect to such Product or any such Product Commercialization and Development Activities, and (v) all rights, title and interests in any other property, tangible or intangible, manifesting or otherwise in respect of such Product or any such Product Commercialization and Development Activities, including, without limitation, inventory, accounts receivable or similar rights to receive money or payment pertaining thereto and all proceeds of the foregoing.

“Product Authorizations” means any and all Regulatory Approvals (including all applicable IDEs, Device Clearance Applications, supplements, amendments, pre- and post- approvals, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), clearances, licenses, notifications, registrations or authorizations of any Regulatory Authority in each case necessary for the ownership, use or other commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction, whether U.S. or non-U.S.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, licensing, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, without limitation, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, Contracts, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Borrower or any of its Subsidiaries that is necessary or required for any Product Commercialization and Development Activities relating to such Product, including (i) brand materials, packaging and other trade dress, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and

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promotional information, (ii) clinical data, information included or supporting any Product Authorization or other Regulatory Approval, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (iii) litigation and dispute records, and accounting records; (iv) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (v) all other information, techniques and know-how necessary or required in connection with the Product Commercialization and Development Activities for any Product.

“Product Revenue” means, for any relevant fiscal period, the consolidated total revenues of the Borrower and its Subsidiaries related to the sale of products or provision of services (including recurring royalties and license fees related to such sale of products and provision of services) for such fiscal period generated from Product Commercialization and Development Activities, as recognized on the income statement of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding any one-time payments (including one-time payments of license fees, milestones, royalties and other similar one-time payments) not related to the sale of products or provision of services.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any applicable Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (i) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (ii) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Real Property Security Documents” means any Landlord Consents, Bailee Letters, any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Secured Parties, but specifically excluding leasehold mortgages.

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“Recipient” means any Lender or the Administrative Agent.

“Reference Rate” means One-Month LIBOR; provided that, if One-Month LIBOR can no longer be determined by the Administrative Agent (in its sole discretion) or any Governmental Authority having jurisdiction over the quotation or determination of the London Interbank Offered Rates declares that it will no longer supervise or sanction such rates for purposes of interest rates on loans, then the Reference Rate for purposes hereof and of each other Loan Document shall be a comparable rate as may be selected by the Administrative Agent in its sole discretion.

“Referral Source” has the meaning set forth in Section 7.07(b).

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Approval” means any Governmental Approval, whether U.S. or non-U.S., relating to any Product or any Product Commercialization and Development Activities related to such Product, including any Product Authorizations with respect thereto.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight with respect to any Product or any Product Commercialization and Development Activities relating to any Product, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Related Fund” means, with respect to any Lender, a fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Resignation Effective Date” has the meaning set forth in Section 13.06(a).

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer and similar officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any

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sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any of its Subsidiaries.

“Restrictive Agreement” means any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any other Obligor to create, incur or permit to exist any Lien (other than Permitted Liens) upon any of its property or assets (other than (x) customary provisions in contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof or, in the case of any lease or license, the sublease or sublicense or other disposition of the applicable leased or licensed property, (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness and (z) restrictions in agreements related to any Asset Sale to the extent such Asset Sale would be a permitted Asset Sale under this Agreement), or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Obligor or the ability of any Subsidiary to guarantee Indebtedness of the Borrower or any other Obligor to the extent such guarantee is required by Section 8.12.

“Sanction” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other similar relevant sanctions authority.

“Scheduled Indebtedness” means the Pay-Off Indebtedness and Indebtedness of the type described in clauses (i), (ii), (v), (vi) and (vii) of the definition thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means the Lenders, the Administrative Agent, each other Indemnified Party, any other holder of any Obligation, and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the grantors party thereto and the Administrative Agent, granting a security interest in the Obligors’ personal property in favor of the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement, the Swedish Pledge Agreement, each Short-Form IP Security Agreement, each Real Property Security Document and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties for purposes of securing the Obligations.

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“Securities Account” has the meaning given to it in Section 8-501(a) of the NY UCC.

“Short-Form IP Security Agreements” means short-form patent, trademark or copyright (as the case may be) security agreements, substantially in the forms of Exhibits J, K and L to this Agreement, as applicable, entered into by one (1) or more Obligors in favor of the Administrative Agent for the benefit of each Secured Party.

“Solvent” means, with respect to any Person at any time, that (i) the present fair saleable value of the property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (iii) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“Subordinated Indebtedness” means any Indebtedness which is subject to a subordination agreement with Administrative Agent, in form and substance satisfactory to Administrative Agent in its sole discretion.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held.

“Subsidiary Guarantors” means each Domestic Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Domestic Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a).

“Swedish Pledge Agreement” means the Share Pledge Agreement relating to certain shares in CareDx International AB, dated as of the Closing Date between the Borrower and the Administrative Agent.

“Sweep Agreement” has the meaning set forth in Section 8.16(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all trade secrets and other proprietary or confidential information, public information, non-proprietary know-how, any information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Invention disclosures, all documented research, developmental,

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demonstration or engineering work and all other information, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs, information technology and any other information.

“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or within the last six years was maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof within the last six years made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations and goodwill of the business connected with the use thereof.

“Tranche A Closing Fee” has the meaning set forth in Section 3.06.

“Tranche A Term Loan” means each loan advanced by a Lender pursuant to Section 2.01(a).  For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Tranche A Term Loan on any date of determination shall mean the aggregate principal amount of the Tranche A Term Loan made pursuant to Section 2.01(a) that has not yet been repaid as of such date.

“Tranche A Term Loan Borrowing Date” means with respect to the Tranche A Term Loan, the Business Day set forth in the Closing Date Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 2.01(a) provided that all conditions set forth in Section 6.1 have been satisfied or waived by the Majority Lenders.

“Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche A Term Loan and “Tranche A Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche A Term Loan Commitment, if any, is set forth on Schedule 1.  The aggregate amount of the Tranche A Term Loan Commitments as of the Closing Date is $25,000,000.

“Tranche A Warrant” means the warrant to be delivered to the Administrative Agent pursuant to Section 6.01 on the Closing Date, that, among other things, grants the holder thereof the right to purchase the number of shares of common stock of the Borrower as indicated on the Warrant Shares table on Schedule 1, as the Tranche A Warrant may be amended, replaced or otherwise modified pursuant to the terms thereof.

“Tranche B Closing Fee” has the meaning set forth in Section 3.06.

“Tranche B Term Loan” means each loan advanced by a Lender pursuant to Section 2.01(b).  For purposes of clarification, any calculation of the aggregate outstanding principal amount of the Tranche B Term Loan on any date of determination shall mean the aggregate principal amount of the Tranche B Term Loan made pursuant to Section 2.01(b) that has not yet been repaid as of such date.

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“Tranche B Term Loan Borrowing Date” means with respect to the Tranche B Term Loan, the Business Day set forth in the Borrowing Notice delivered by the Borrower to the Administrative Agent pursuant to Section 2.01(b) provided that all conditions set forth in Section 6.2 have been satisfied or waived by the Majority Lenders.

“Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Schedule 1.  The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $10,000,000.

“Tranche B Term Loan Commitment Termination Date” means the one (1) year anniversary of the Closing Date.

“Tranche B Warrant” means the warrant to be delivered to the Administrative Agent pursuant to Section 6.02 on the Tranche B Term Loan Borrowing Date, that, among other things, grants the holder thereof the right to purchase the number of shares of common stock of the Borrower as indicated on the Warrant Shares table on Schedule 1, as the Tranche B Warrant may be amended, replaced or otherwise modified pursuant to the terms thereof, and which shall be in substantially the same form as the Tranche A Warrant.

“Transactions” means the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“United States” or “U.S.” means the United States of America, its fifty (50) states and the District of Columbia.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B).

“Warrants” means, collectively, the Tranche A Warrant and the Tranche B Warrant.

“Warrant Obligations” means all Obligations of the Borrower arising out of, under or in connection with the Warrants.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Withholding Agent” means the Borrower, any Obligor and the Administrative Agent.

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“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.Accounting Terms and Principles

.  Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP; provided that, for purposes of determining compliance with any covenant contained in Section 9 or the existence of any Default or Event of Default under Section 11, in determining whether any lease is required to be accounted for as a capital lease or an operating lease, such determination shall be made based on GAAP as in effect on the date of this Agreement.  Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case, without duplication.

Section 1.03.Interpretation

.  For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a)the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b)words importing gender include all genders;

(c)any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d)any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e)references to days, months and years refer to calendar days, months and years, respectively;

(f)all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g)the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h)where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

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(i)references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties;

(j)the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, securities, rights under contractual obligations and permits and any right or interest in any such assets or property except where otherwise noted herein;

(k)accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP;

(l)the word “will” shall be construed to have the same meaning as the word “shall”; and

(m)a Schedule shall refer to those Schedules provided as of the date hereof and as may be further updated on the Tranche B Term Loan Borrowing Date (which updates, for the avoidance of doubt, shall be acceptable to the Administrative Agent unless such updates reflect an item that is otherwise prohibited under this Agreement on the date thereof).

Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

Section 1.04.Changes to GAAP

.  Subject to Section 1.02, if, after the date hereof, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, 9 or 10 to be materially different than the amount that would be determined prior to such change, then:

(a)the Borrower will provide a detailed notice of such change (an “Accounting Change Notice”) to the Administrative Agent within thirty (30) days after a Responsible Officer’s learning that such change would so impact the covenants and calculations hereunder;

(b)either the Borrower or the Administrative Agent may indicate within ninety (90) days following the date of the Accounting Change Notice that they wish to revise the method of calculating such covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;

(c)until the Borrower and the Administrative Agent have reached agreement on such revisions, such covenants or amounts as set forth herein shall remain in effect and will be determined without giving effect to such change;

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(d)if no party elects to revise the method of calculating the covenants or amounts, then the covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e)any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.

SECTION 2.	The Commitments and the Loans.

Section 2.01.Loans.

(a)Tranche A Term Loan.

(i)On the Tranche A Term Loan Borrowing Date, subject to the terms and conditions set forth in Section 6.01, each Lender, severally and not jointly, agrees to provide its share of the Tranche A Term Loan to the Borrower on the Tranche A Term Loan Borrowing Date in Dollars in a principal amount not to exceed such Lender’s Tranche A Term Loan Commitment.  No Lender shall have an obligation to make a Tranche A Term Loan in excess of such Lender’s Tranche A Term Loan Commitment.

(ii)On the Tranche A Term Loan Borrowing Date, the Borrower may request one borrowing under the Tranche A Term Loan Commitment which shall be in an amount equal to $15,000,000.  Subject to the terms and conditions of this Agreement (including Section 6.01), the Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than 5 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Tranche A Term Loan Borrowing Date.  The Borrowing Notice shall indicate the amount of the Tranche A Term Loan the Borrower elects to borrow on the proposed Tranche A Term Loan Borrowing Date.

(iii)Subject to Section 3.04, all amounts owed hereunder with respect to the Tranche A Term Loan shall be paid in full no later than the Maturity Date.  Each Lender’s Tranche A Term Loan Commitment shall terminate immediately and without further action on the Tranche A Term Loan Borrowing Date after giving effect to the funding of such Lender’s Tranche A Term Loan Commitment on such date.

(b)Tranche B Term Loan.

(i)Prior to the Tranche B Term Loan Commitment Termination Date, subject to the terms and conditions set forth in Section 6.02, each Lender, severally and not jointly, agrees to provide its share of the Tranche B Term Loan to the Borrower on the Tranche B Term Loan Borrowing Date in Dollars in a principal amount equal to such Lender’s Tranche B Term Loan Commitment.  No Lender shall have an obligation to make a Tranche B Term Loan in excess of such Lender’s Tranche B Term Loan Commitment.

(ii)Subject to the terms and conditions of this Agreement (including Section 6.02), the Borrower shall deliver to the Administrative Agent a fully executed

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Borrowing Notice no later than 5 p.m. (New York City time) at least one (1) Business Day in advance of the proposed Tranche B Term Loan Borrowing Date.

(iii)The Borrower may request one borrowing under the Tranche B Term Loan Commitment which shall be on the Tranche B Term Loan Borrowing Date.  All amounts owed hereunder with respect to the Tranche B Term Loan shall be paid in full no later than the Maturity Date.  Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Tranche B Term Loan Borrowing Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.

(c)No amounts paid or prepaid with respect to any Loan may be reborrowed.  Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

Section 2.02.Notes

.  If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes.  If so requested, the Borrower shall prepare, execute and deliver to the Administrative Agent such promissory note(s) payable to the Lenders (or, if requested by the Lenders, to the Lenders and their registered permitted assigns) substantially in the form attached hereto as Exhibit A.

Section 2.03.Use of Proceeds

.  The Borrower shall use the proceeds of the Loans solely (a) for general corporate purposes, including, without limitation, business development and licensing purposes, (b) to refinance the Pay-Off Indebtedness and (c) to pay the fees, costs and expenses associated with the Transactions.

SECTION 3.	Payments of Principal and Interest.

Section 3.01.Repayments and Prepayments Generally; Application

.  (a) There will be no scheduled amortization payments of principal on the Loans prior to the third (3rd) anniversary of the Tranche A Term Loan Borrowing Date.

(b)Commencing with the Payment Date occurring immediately after the third (3rd) anniversary of the Tranche A Term Loan Borrowing Date and on each Payment Date occurring thereafter, the Borrower shall make a scheduled amortization payment of principal on the Loans in an amount equal to 1.50% of the aggregate principal amount of the Loans outstanding under this Agreement on the third (3rd) anniversary of the Tranche A Term Loan Borrowing Date.

(c)Any term or provision hereof to the contrary notwithstanding, on the Maturity Date the Borrower shall repay the entire remaining outstanding balance of the Loans in full in cash.

(d)The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in Dollars pursuant to the terms of this Section 3.  Except as otherwise provided in this Agreement, each payment (including each repayment and

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prepayment) by the Borrower will be deemed to be made ratably in accordance with the Lenders’ Proportionate Share.

Section 3.02.Interest.

(a)Interest Generally.  The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations, shall accrue interest at the Interest Rate.

(b)Default Interest.  Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall increase automatically by three percent (3.00%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”).  If any Obligation (other than any Warrant Obligation) is not paid when due under any applicable Loan Document (after giving effect to any applicable grace period), the amount thereof shall accrue interest at the Default Rate.

(c)Interest Payment Dates.  Accrued interest on the Loans shall be payable in cash and in arrears on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate shall also be payable from time to time on demand by the Administrative Agent.

(d)Maximum Rate.  Notwithstanding any other provision of this Agreement, in no event will any interest or rates referred to herein exceed the maximum interest rate permitted by applicable law.  If such maximum interest rate would be exceeded by the terms hereof, the rates of interest payable hereunder will be reduced to the extent necessary so that such rates (together with any fees or other amounts which are construed by a court of competent jurisdiction to be interest or in the nature of interest) equal the maximum interest rate permitted by applicable law, and any overpayment of interest received by the Lenders before such rates are so construed will be applied, forthwith after determination of such overpayment, to pay all then outstanding interest, and thereafter to pay outstanding principal.

Section 3.03.[Reserved].

Section 3.04.Prepayments; Prepayment Premium.

(a)Optional Prepayments.  (i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Loans on any Business Day (a “Prepayment Date”) for an aggregate amount equal to the sum of (x) the aggregate principal amount of the Loans being prepaid, (y) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (z) any accrued but unpaid interest on the principal amount of the Loans being prepaid (such aggregate amount, the “Prepayment Price”).

(ii)A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than one (1) Business Day prior to the proposed Prepayment Date.  Each notice of optional prepayment (x) shall specify the Prepayment Price and the principal amount to be prepaid, as well as the

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Prepayment Date and (y) may be conditional or contingent upon any event, including, but not limited to, a refinancing of the Loans.

(b)Mandatory Prepayments.  (i) Subject to the proviso below, upon the occurrence of any Casualty Event, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the sum of (x) one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or any other Obligor as a result of such Casualty Event, (y) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (z) any accrued but unpaid interest on such principal amount of the Loans being prepaid; provided that so long as no Default or Event of Default has occurred and is continuing at the time the Borrower or any Obligor shall have received such Net Cash Proceeds, if, within five (5) Business Days following the occurrence of any such Casualty Event, a Responsible Officer of the Borrower may deliver to the Administrative Agent a notice (each, a “Casualty Event Reinvestment Notice”) to the effect that the Borrower or applicable Subsidiary intends to apply the Net Cash Proceeds from such Casualty Event to acquire, replace or rebuild the property subject to such Casualty Event or to the cost of purchase or construction of other assets useful in the business of the Borrower or its Subsidiaries, then such Net Cash Proceeds of such Casualty Event may be applied for such purpose in lieu of such mandatory prepayment, provided further that, in the event that Net Cash Proceeds have not been so applied within one hundred eighty (180) days following the occurrence of such Casualty Event, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the sum of (A) one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by the Borrower or any other Obligor as a result of such Casualty Event, (B) the applicable Prepayment Premium on the principal amount of the Loans being prepaid and (C) any accrued but unpaid interest on such principal amount of the Loans being prepaid, provided, further, that to the extent that the property subject to the Casualty Event is Collateral, then any such acquired, replaced, repaired, purchased or constructed property shall be Collateral in which the Administrative Agent, for the benefit of the Lenders, has been granted a security interest under the Security Documents.

(c)Prepayment Premium.  Without limiting the foregoing, whenever the Prepayment Premium is in effect and payable pursuant to the terms hereof, such premium shall be payable on all payments and prepayments of the Loans, whether as a result of clause (a) or (b) above in this Section 3.04, acceleration or otherwise.

(d)Application.  Proceeds of any prepayment made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash:

(i)first, to the payment of any unpaid costs or expenses referred to in Section 14.03 then due and owing;

(ii)second, to the payment of any accrued and unpaid interest and any fees then due and owing;

(iii)third, to the payment of unpaid principal of the Loans;

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(iv)fourth, to the payment of any Prepayment Premium then due and payable;

(v)fifth, to the payment of any Exit Fee then due and payable pursuant to Section 3.05; and

(vi)sixth, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.

Section 3.05.Exit Fee

.  On the Maturity Date or, if earlier, the date when all principal of the outstanding Loans is paid in full or becomes due and payable in full (whether as a result of acceleration, mandatory prepayment, voluntary prepayment or repayment, scheduled amortization or otherwise), the Borrower will pay to the Administrative Agent (for the benefit of the Lenders) a fully-earned and nonrefundable exit fee equal to three percent (3.00%) of the principal amount of the Loans actually borrowed under this Agreement (the “Exit Fee”).  Upon receipt of payment from the Borrower, the Administrative Agent will promptly thereafter distribute like funds relating to any such payment to the Lenders pro rata on the basis of each Lender’s Proportionate Share.

Section 3.06.Closing Fees

.  On the Tranche A Term Loan Borrowing Date, the Borrower shall pay to the Administrative Agent out of the proceeds of the Tranche A Term Loan a non- refundable fee in the amount equal to 1.75% of the principal amount of the Tranche A Term Loan advanced by the Lenders on such date in excess of $15,000,000 (if any) (the “Tranche A Closing Fee”).  On the Tranche B Term Loan Borrowing Date, the Borrower shall pay to the Administrative Agent out of the proceeds of the Tranche B Term Loan a non-refundable fee in the amount equal to 1.75% of the principal amount of the Tranche B Term Loan advanced by the Lenders on such date (the “Tranche B Closing Fee”).  Payment of the Tranche A Closing Fee and the Tranche B Closing Fee shall be in addition to such fees, costs and expenses due and payable pursuant to Section 14.03.  Upon receipt of payment from the Borrower, the Administrative Agent will promptly thereafter distribute like funds relating to any such payment to the Lenders pro rata on the basis of each Lender’s Proportionate Share.

SECTION 4.	Payments, Etc.

Section 4.01.Payments.

(a)Payments Generally.  Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars, in immediately available funds, without deduction, set off or counterclaim, to the deposit account of the Administrative Agent (for the benefit of the Lenders) designated by the Administrative Agent by notice to the Borrower and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).

(b)Application of Payments.  All such payments referenced in clause (a) above shall be applied as set forth in Section 3.04(d) above.

(c)Non-Business Days.  If the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day

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that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 4.02.Computations

.  All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

Section 4.03.Set-Off.

(a)Set-Off Generally.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured.  Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b)Exercise of Rights Not Required.  Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

SECTION 5.	Yield Protection, Etc.

Section 5.01.Additional Costs.

(a)Change in Law Generally.  If, on or after the date hereof, the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document (other than the Warrants), or subject any Lender to any Taxes on its Loan, Commitment or other obligations, or its deposits, reserves, other liabilities or capital (if any) attributable thereto by an amount reasonably deemed

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by such Lender in good faith to be material (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes), then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b)Change in Capital Requirements.  If a Lender shall have determined that, on or after the date hereof, the adoption of any applicable Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c)Notification by Lender.  Each Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 5.01.  Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender.  A certificate of such Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d)Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

Section 5.02.Illegality

.  Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof the adoption of or any change in any applicable Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans by such Lender (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which (i) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain the Loans hereunder and (ii) if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the aggregate principal amount of

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the Loans outstanding on the date of such prepayment plus any accrued but unpaid interest thereon.

Section 5.03.Taxes

.  For purposes of this Section 5.03, the term “applicable Law” includes FATCA.

(a)Payments Free of Taxes.  Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of, Other Taxes.

(c)Evidence of Payments.  As soon as reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.03, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrower.  The Borrower shall reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lender.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or

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legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing:

(A)any Lender (or, if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income Tax purposes) that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as

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applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI (or successor form);

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (b) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN (or successor form), IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by applicable Law or upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times as reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary

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for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Tax Benefits.  If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Designation of a Different Lending Office.  If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(i)Survival.  Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the

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replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 5.04.Delay in Requests

.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 5 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six-months prior to the date that such Lender notifies the Borrower of the change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the change in Law giving rise to such increased costs or reductions is retroactive, then the sixth-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 6.	Conditions Precedent.

Section 6.01.Conditions to the Closing Date

.  The obligation of each Lender to enter into this Agreement shall be subject to the execution and delivery of this Agreement by the parties hereto and the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.01.

(a)Secretary’s Certificate, Etc.  The Administrative Agent shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member, general partner or equivalent, as to:

(i)resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii)the incumbency and signatures of those of its officers, managing member, general partner or equivalent authorized to act with respect to each Loan Document to be executed by such Person; and

(iii)the full force and validity of each Organic Document of such Person and copies thereof.

(b)Closing Date Certificate.  The Administrative Agent shall have received a certificate, dated as of the Closing Date and duly executed and delivered by a Responsible Officer of the Borrower, which certificate shall be in the form attached hereto as Exhibit N, stating that (i) both immediately before and after giving effect to the Borrowing of the Tranche A Term Loans, (x) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) and no Default shall have then occurred and be continuing, or would result from the making of the Loans being advanced on the Tranche A Term Loan Borrowing Date and (ii) all of the conditions set forth in Section 6.01 have been satisfied or waived by the Administrative Agent.

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(c)Solvency, Etc.  The Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(d)Financial Information, Etc.  The Administrative Agent shall have received:

(i)audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016; provided that the Borrower’s filing of an Annual Report on Form 10-K with the SEC with respect thereto shall be deemed to satisfy the requirements of this Section; and

(ii)unaudited consolidated balance sheets of the Borrower and its Subsidiaries for each fiscal quarter ended after December 31, 2016, other than fiscal quarter ended December 31, 2017, together with the related consolidated statement of operations for such fiscal quarter; provided that the Borrower’s filing of a Quarterly Report on Form 10-Q with the SEC with respect to each such quarter shall be deemed to satisfy the requirements of this Section.

(e)Compliance Certificate.  The Administrative Agent shall have received an initial Compliance Certificate, prepared on a pro forma basis as of the Closing Date demonstrating compliance with the covenants set forth in Section 10, duly executed (and with all schedules thereto duly completed) and delivered by a Responsible Officer of the Borrower.

(f)Opinions of Counsel.  The Administrative Agent shall have received one (1) or more opinions, dated the Closing Date and addressed to the Administrative Agent and the Lenders, from Paul Hastings LLP, independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Administrative Agent.

(g)Delivery of Notes.  Each Lender that has requested a Note shall have received a Note for its Loan, duly executed and delivered by a Responsible Officer of the Borrower.

(h)Security Documents.  The Administrative Agent shall have received executed counterparts of each Security Document, dated as of Closing Date, duly executed and delivered by each Obligor, together with:

(i)delivery of all certificates (in the case of Equity Interests that are securities (as defined in the NY UCC)) evidencing the issued and outstanding capital Securities owned by each Obligor that are required to be pledged under the Security Agreement, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank or, in the case of Equity Interests that are uncertificated securities (as defined in the NY UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent that the security interest required to be pledged therein under the Security

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Agreement has been transferred to and perfected by the Administrative Agent in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii)financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party (for the benefit of all Secured Parties) or other similar instruments or documents, in each case suitable for filing, to be filed under the Uniform Commercial Code (or equivalent law) of all jurisdictions as may be necessary to perfect the Liens of the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Agreement;

(iii)UCC-1 (or equivalent) Lien searches reasonably satisfactory in scope and substance to the Administrative Agent covering each Obligor and its properties;

(iv)UCC-3 termination statements, or equivalent, as may be necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person;

(v)evidence that all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts) of each Obligor are Controlled Accounts; and

(vi)all Short-Form IP Security Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each Obligor that is required to do so under the Security Agreement.

(i)Material Adverse Change.  No Material Adverse Change shall have occurred since December 31, 2017.

(j)Fees and Expenses, Etc.  Each of the Administrative Agent and each Lender shall have received, for its own account, the fees, costs and expenses due and payable to it on the Closing Date pursuant to Sections 3.06 and 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ reasonable and documented legal fees and expenses).

(k)Perfection Certificate.  The Administrative Agent shall have received a fully completed Perfection Certificate, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(l)Warrant.  The Administrative Agent shall have received the executed Tranche A Warrant, dated as of the Closing Date.

(m)Insurance.  The Administrative Agent shall have received certificates and endorsements of insurance evidencing the existence of all insurance required to be

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maintained by the Obligors and their respective Subsidiaries pursuant to Section 8.05 and the designation of the Administrative Agent as the Borrower’s loss payee or additional insured, as applicable.

(n)Pay-Off Letters.  The Administrative Agent shall have received executed Pay-Off Letters terminating and cancelling the Pay-Off Indebtedness in full, in form and substance reasonably acceptable to it.

Section 6.02.Conditions to the Tranche B Term Loan; Tranche B Term Loan Borrowing Date

.  The obligation of each Lender to make the Tranche B Term Loan on the Tranche B Term Loan Borrowing Date shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.01(b) and the prior or concurrent satisfaction (or waiver thereof by the Administrative Agent) of each of the conditions precedent set forth below in this Section 6.02.

(a)Tranche B Term Loan Borrowing Date Certificate.  The Administrative Agent shall have received a certificate, dated as of the proposed Tranche B Term Loan Borrowing Date and duly executed and delivered by a Responsible Officer of the Borrower, which certificate shall be in the form attached hereto as Exhibit O, stating that (i) both immediately before and after giving effect to the Borrowing, (x) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) and (y) no Default shall have then occurred and be continuing, or would result from the making of the Loans being advanced on the proposed Tranche B Term Loan Borrowing Date and (ii) all of the conditions set forth in Section 6.02 and 8.01(k) have been satisfied or waived by the Administrative Agent.

(b)Minimum Product Revenue.  The consolidated Product Revenue of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ended on the last day of the fiscal quarter before the proposed Tranche B Term Loan Borrowing Date shall be not less than $47,000,000.

(c)Warrant.  The Administrative Agent shall have received the executed Tranche B Warrant, dated as of the Tranche B Term Loan Borrowing Date.

SECTION 7.	Representations and Warranties.

On the Closing Date and each Borrowing Date, the Borrower and each other Obligor hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

Section 7.01.Power and Authority

.  Each Obligor (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or other organizational power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being, or as proposed to be conducted, except to the extent that failure to have the same would not reasonably be expected to have a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the

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business conducted by it makes such qualification necessary and where failure so to qualify (either individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

Section 7.02.Authorization; Enforceability

.  The Transactions are within each Obligor’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action and, if required, by all necessary equity holder action on the part of such Obligor.  This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.03.Governmental and Other Approvals; No Conflicts

.  None of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect and (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents, (ii) will violate any applicable Law or any Organic Document of any Obligor or any of its Subsidiaries or any order of any Governmental Authority, other than any such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) will result in a default under (x) any Material Agreement or (y) any Contract creating or evidencing any Material Indebtedness or (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

Section 7.04.Financial Statements; Material Adverse Change.

(a)Financial Statements.  The Borrower has heretofore furnished to the Administrative Agent and the Lenders certain consolidated financial statements as provided for in Section 6.01(d).  Such financial statements, and all other financial statements delivered by the Borrower pursuant hereto (whether prior to the Closing Date or otherwise), present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(a).  Neither the Borrower nor any of its Subsidiaries has any material (i) contingent liabilities or (ii) unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b)No Material Adverse Change.  Since December 31, 2017, there has been no Material Adverse Change.

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Section 7.05.Properties.

(a)Property Generally.  Each Obligor has good title to, or valid leasehold interests in, all its real and tangible personal property material to its business subject only to Permitted Liens and except as would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or to utilize any material properties for their intended purposes.

(b)Intellectual Property.  (i) Schedule 7.05(b)(i) contains with respect to each Obligor and each of its Subsidiaries (set for forth on an entity by entity basis):

(A)a complete and accurate list of all applied for, issued, or registered active Patents owned by or licensed to an Obligor or one of its Subsidiaries, including, with respect to Patents owned by an Obligor or one of its Subsidiaries, the jurisdiction and patent number;

(B)a complete and accurate list of all material applied for, or registered active Trademarks owned by or licensed to an Obligor or one of its Subsidiaries, including, with respect to Trademarks owned by an Obligor or one of its Subsidiaries, the jurisdiction, trademark application or registration number and the application or registration date; and

(C)a complete and accurate list of all material applied for or registered Copyrights owned by or licensed to an Obligor or one of its Subsidiaries.

(ii)Each Obligor is the beneficial owner of all right, title and interest in and to the Obligor Intellectual Property (including, without limitation, Obligor Intellectual Property indicated on Schedule 7.05(b) as being owned by such Obligor), free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens.  Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii):

(A)other than as permitted by Section 9.09, no Obligor, nor any of its Subsidiaries, has transferred ownership of any of its Material Intellectual Property, in whole or in part, to any Person who is not an Obligor;

(B)to the Borrower’s knowledge, the use by such Obligor or any of its Subsidiaries of any of their respective Obligor Intellectual Property in the ordinary course of such Person’s businesses does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;

(C)(1) there are no Claims pending or, to the Borrower’s knowledge, threatened in writing against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Obligor Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Obligor Intellectual Property; and (2) no Obligor has in the past twelve (12) months received any written notice with respect to the use of any Obligor Intellectual Property from any Person;

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(D)the Borrower has no knowledge that any Obligor Intellectual Property is being materially infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Borrower; and, without limiting the foregoing, no Obligor has in the past twelve (12) months put any other Person on notice of any actual or potential material infringement, violation or misappropriation of any Obligor Intellectual Property, and no Obligor has in the past twelve (12) months initiated the enforcement of any Claim with respect to any Obligor Intellectual Property for any such material infringement, violation or misappropriation;

(E)to the Borrower’s knowledge, each Obligor has taken reasonable precautions to protect the secrecy, confidentiality and value of its Obligor Intellectual Property consisting of trade secrets and confidential information; and

(F)there are no Claims pending or, to the Borrower’s knowledge, threatened in writing against the Obligors or any of their Subsidiaries asserted by any other Person relating to the Material Agreements with respect to Obligor Intellectual Property, including any Claims of breach or default under such Material Agreements.

(iii)With respect to the Material Intellectual Property consisting of Patents owned by Borrower or any of its Subsidiaries, except as set forth in Schedule 7.05(b)(ii), and without limiting the representations and warranties in Section 7.05(b)(ii), to the Borrower’s knowledge:

(A)all such Patents are, to the extent issued, valid, subsisting, and enforceable;

(B)none of the Patents, or the Inventions claimed in any such Patent, have been dedicated to the public except as a result of intentional decisions made by the applicable Obligor;

(C)no such Patents have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any Patents, no Obligor has received any notice asserting that such Patents are invalid, unpatentable or unenforceable; if any of such Patents is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(D)no Obligor, nor any prior owner of any Patent, or any of their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any Patent; and

(E)all maintenance fees, annuities, and the like due or payable on or with respect to any Patents have been timely paid or the failure to so pay would not reasonably be expected to result in a Material Adverse Effect.

(c)Material Intellectual Property.  Schedule 7.05(c) contains an accurate list of the Obligor Intellectual Property that is a Patent, registered or applied for Trademark, or registered

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Copyright and that is material to the sale Products or Product Commercialization and Development Activities.

Section 7.06.No Actions or Proceedings.

(a)Litigation.  There is no litigation, investigation or proceeding pending or, to the Borrower’s knowledge, threatened in writing with respect to any Obligor or any of its Subsidiaries by or before any Governmental Authority or arbitrator that (i) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, except as specified in Schedule 7.06(a), or (ii) involves this Agreement, any other Loan Document or the Transactions.

(b)Environmental Matters.  The operations and property of such Obligor and each of its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(c)Labor Matters.  There are no labor disputes against the Borrower or any Subsidiary or, to the Borrower’s knowledge, threatened in writing against the Borrower or any Subsidiary, and no unfair labor practice complaint is pending against the Borrower or any Subsidiary or, to the knowledge of the Borrower, threatened in writing against any of them before any Governmental Authority, in each case which would reasonably be expected to result in a Material Adverse Effect.  There is no material strike or work stoppage in existence or threatened in writing against the Borrower or any Subsidiary.  Except as set forth on Schedule 7.06(c), the Borrower is not party to any collective bargaining agreements or contracts, no union representation exists at any facilities of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no union organizing activities with respect to its business are taking place.

Section 7.07.Compliance with Laws and Agreements

.  (a) Each of the Obligors is in compliance with all Laws applicable to it and all Contracts binding upon it or its property, including all applicable Healthcare Laws and Environmental Laws, except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)Health Care Matters.  Without limiting the generality of the foregoing:

(i)Any physician, other licensed healthcare professional, or any other Person who is in a position to refer patients or other business to the Borrower, any other Obligor or any Subsidiaries (collectively, a “Referral Source”) who has a direct ownership, investment or financial interest in the Borrower, any other Obligor or any such Subsidiary, to the Borrower’s knowledge, paid fair market value for such ownership, investment or financial interest; any ownership or investment returns distributed to any Referral Source is in proportion to such Referral Source’s ownership, investment or financial interest; and no preferential treatment or more favorable terms were or are offered to such Referral Source than compared to investors or owners who are not in a position to refer patients or other business. Neither the Borrower, any other Obligor, nor any of their respective Subsidiaries, directly or indirectly, have or will

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guarantee a loan, make a payment toward a loan or otherwise subsidize a loan for any Referral Source including, without limitation, any loans related to financing the Referral Source’s ownership, investment or financial interest in the Borrower, any other Obligor or any such Subsidiary.

(ii)Except where noncompliance individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, any financial relationships between or among the Borrower, any other Obligor, or any of their respective Subsidiaries, on the one hand, and any Referral Source, on the other hand (A) comply with all applicable Healthcare Laws including, without limitation, the Federal Anti-Kickback Statute, the Stark Law and applicable state anti-kickback and self-referral laws; (B) reflect fair market value, have commercially reasonable terms, and were negotiated at arm’s length; and (C) do not obligate the Referral Source to purchase, use, recommend or arrange for the use of any products or services of the Borrower, any other Obligor, or any of their respective Subsidiaries.

(iii)All Products have been developed, tested, manufactured, distributed, marketed and sold in compliance in all material respects with all applicable FDA Laws.

(iv)Each Obligor and each Subsidiary has the requisite provider number or authorization necessary to bill any third-party payor program (including any Federal Health Care Program) in which it participates.  There are no current or pending audits, inquiries, adjustments, appeals or recoupment efforts by an third party payor programs of or against any Obligor or Subsidiary with respect to any prior claims, reports or billings that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(v)No Obligor or Subsidiary (i) has knowingly retained a material overpayment received from, or failed to refund any material amount due to, any third party payor program in material violation of any applicable Health Care Law; or (ii) has received written notice of any material overpayment or refunds due to any third party payor program in material violation of any applicable Healthcare Law.

(vi)No Obligor or Subsidiary, or to the knowledge of the Borrower, any officer, affiliate, employee or agent of an Obligor or Subsidiary, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, that individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(vii)No Obligor or Subsidiary is a party to, or bound by, any individual integrity agreement, corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement.

(viii)Except where any of the following would not be reasonably expected to result in a Material Adverse Effect, no Obligor nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any owner, officer, director, managing employee or person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. § 420.201) in an Obligor or

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Subsidiary, is (i) excluded from any Federal Health Care Program, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), (iii) debarred, disqualified, suspended or excluded from participation in any third party payor program or is listed on the General Services Administration list of excluded parties, nor, to the knowledge of the Borrower, is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(ix)Each Obligor and Subsidiary maintains and adheres to, in all material respects, a reasonable compliance program designed to promote compliance with and to detect, prevent and address violations of all material Healthcare Laws structured in light of the guidance promulgated by the Office of Inspector General of the U.S. Department of Health and Human Services setting forth the seven elements of an effective compliance program (a “Health Care Compliance Program”).  The Borrower has no knowledge of any complaints from any employees, independent contractors, vendors, physicians, customers, patients or other persons that would reasonably be considered to indicate a violation of Healthcare Laws which would be reasonably expected to result individually or in the aggregate in a Material Adverse Effect.

Section 7.08.Taxes

.  Each of the Obligors has timely filed or caused to be filed all income and other material tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes, fees, assessments and governmental charges or levies required to have been paid by it, except Taxes, fees, assessments and governmental charges or levies that are being contested in good faith by appropriate proceedings and for which such Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 7.09.Full Disclosure

.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Obligors to any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood by the Administrative Agent and the Lenders that such projected financial information is not to be viewed as fact, and that no assurances can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material).

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Section 7.10.Investment Company and Margin Stock Regulation.

(a)Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(b)Margin Stock.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.

Section 7.11.Solvency

.  The Borrower and its Subsidiaries, on a consolidated basis, are and, immediately after giving effect to each Borrowing and the use of proceeds thereof, will be Solvent.

Section 7.12.Equity Holders; Subsidiaries; Equity Investments

.  (a) The Borrower is not in material breach of any Material Agreement between the Borrower and any of the holders of Equity Interests of the Borrower, and the Borrower has fulfilled all of its material obligations under any such Material Agreements.  The Borrower has received all consents of the holders of the Equity Interests of the Borrower necessary for the Transactions, including any such consent pursuant to any right of first refusal, right of first offer, tag-along right, co-sale right or similar rights, and, as of the date hereof, all of the holders of Equity Interests of the Borrower with any such rights have declined to exercise such rights in connection with the Transactions.

(b)Set forth on Schedule 7.12(b) is a complete and correct list of all Subsidiaries of the Borrower.  Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12(b), and the percentage ownership by the Borrower or other entity of each such Subsidiary is as shown in said Schedule 7.12(b).

(c)Set forth on Schedule 7.12(c) is a complete and correct list of all other Equity Interests held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower.  Such Schedule 7.12(c) also sets forth in reasonable detail, the type of Equity Interest held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

Section 7.13.Indebtedness and Liens

.  Set forth on Schedule 7.13(a) is a complete and correct list of all Scheduled Indebtedness of the Borrower and each of its Subsidiaries outstanding as of the Closing Date.  Schedule 7.13(b) sets forth a complete and correct list of all Liens securing Scheduled Indebtedness with an aggregate principal amount in excess of $100,000, granted by the Borrower and other Obligors with respect to their respective property which are outstanding as of the Closing Date (other than the Liens granted pursuant to the Loan Documents).

Section 7.14.Material Agreements

.  Set forth on Schedule 7.14 is a complete and correct list of the Material Agreements.  No Obligor is in material default under any Material Agreement and the Borrower has no knowledge of any material default by any counterparty to any such Material Agreement or Contract. Except as otherwise disclosed on Schedule 7.14, all

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Material Agreements that include a grant of rights under any Material Intellectual Property to an Obligor are in full force and effect without material modification from the form in which the same were disclosed to the Administrative Agent.

Section 7.15.Restrictive Agreements

.  Except as set forth in Schedule 7.15, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except those permitted under Section 9.11.

Section 7.16.Real Property

.  Except as set forth in Schedule 7.16, no Obligor or any of its Subsidiaries owns or leases (as tenant thereof) any real property.

Section 7.17.Pension Matters

.  Schedule 7.17 sets forth a complete and correct list of, and that separately identifies, (i) all Title IV Plans and (ii) all Multiemployer Plans.  Except for those that would not reasonably be expected to, in the aggregate, have a Material Adverse Effect or result under ERISA or Code Section 430(k) in a Lien under on the assets or property of any Obligor or any of its Subsidiaries, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding or is reasonably expected to occur.

Section 7.18.Collateral; Security Interest

.  Each Security Document is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest, as security for the Obligations, in the Collateral subject to such Security Document and each such security interest is perfected on a first-priority basis (subject only to Permitted Priority Liens).

Section 7.19.Regulatory Approvals

.  (a) With respect to the Products, the Obligors hold, either directly or through licensees and agents, all material Regulatory Approvals necessary or required for such Obligor and each of its Subsidiaries to conduct all Product Commercialization and Development Activities with respect to the Products.

(b)Set forth on Schedule 7.19(b) is a complete and accurate list of all Regulatory Approvals referred to in clause (a) above, setting forth (in reasonable detail and on a Product-by- Product basis) the Obligor that holds such Regulatory Approval and briefly explaining the purpose of such Regulatory Approval.  All such Regulatory Approvals are:  (i) legally and beneficially owned or held exclusively by such Obligor identified on Schedule 7.19(b), free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Regulatory Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) valid, enforceable, in good standing and in full force and effect, with the applicable Regulatory Authority in all material respects.

(c)All regulatory filings required by any Regulatory Authority or in respect of any Regulatory Approval or Product Authorization with respect to any Product or any Product Commercialization and Development Activities have been made (including all required notices, registrations and listings, supplemental applications or notifications, reports (including field alerts, Product reports or other reports of adverse experiences) and all other required filings with respect to the Services or any related Product Commercialization and Development Activities),

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and all such filings are complete and correct and are in material compliance with all applicable Laws.

(d)Each Obligor and each of its Subsidiaries, licensees and agents are in material compliance with all applicable Laws (including all Regulatory Approvals and Product Authorizations) with respect to all Product sold or provided by such Person, directly or indirectly, and all Product Commercialization and Development Activities conducted by such Person.

(e)Except as set forth on Schedule 7.19(e), and without limiting the generality of any other representation or warranty made by any Obligor hereunder or under any other Loan Document:  (i) the sale of all Products is in material compliance with (A) each applicable Regulatory Authority and (B) all Product Authorizations and other Regulatory Authorizations; (ii) no Obligor, nor any of their Subsidiaries nor, to the knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any material warning letters or notices or similar documents with respect to any Product from any Regulatory Authority within the last three (3) years that asserts a material lack of compliance with any applicable Laws or Regulatory Approval or other order, injunction, or decree; (iii) no Obligor, nor any of their Subsidiaries nor, to the knowledge of the Borrower, any of their respective agents, suppliers, licensors or licensees have received any notification from any Regulatory Authority within the last three (3) years, asserting that any Product lacks a required Regulatory Approval or Product Authorization; (iv) the Borrower has no knowledge of any pending regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against any Obligor, any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers, licensors or licensees with respect to any Product, and, to the knowledge of the Borrower, there is no basis for any adverse regulatory action against such Obligor or any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers agents, licensors or licensees with respect to any Product; and (v) without limiting the foregoing, (A) (1) there have been no material safety alerts, corrections, marketing suspensions, removals or the like conducted, undertaken or issued by any Obligor or any of its Subsidiaries, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise, with respect to any Product within the last three (3) years, (2) no safety alert, correction, marketing suspension, removal or the like has been requested, demanded or ordered by any Regulatory Authority within the last three (3) years, and, to the knowledge of the Borrower, there is no basis for the issuance of any safety alert, correction, marketing suspension, removal or the like with respect to any Product, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or, to the Borrower’s knowledge, threatened in writing by any Regulatory Authority within the last three (3) years with respect to or in connection with any Product, there are no consent decrees (including plea agreements) that relate to any Product, and, to the knowledge of the Borrower, there is no basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to any Product or for the issuance of any consent decree.  To the knowledge of the Borrower, no Obligor nor any of its Subsidiaries nor any of their respective agents, suppliers, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law.

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(f)No Obligor nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), would reasonably be expected to provide a basis for the FDA or any other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g)The clinical, preclinical, safety and other studies and tests conducted by or on behalf of or sponsored by each Obligor and each of its Subsidiaries, or in respect of which any Product candidates under development have participated, were (and if still pending, are) being conducted, to the Borrower’s knowledge, materially in accordance with standard medical and scientific research procedures and all applicable Product Authorizations.  No Obligor has received any notices or other correspondence from the FDA or any other Regulatory Authority requiring the termination or suspension of any clinical, preclinical, safety or other studies or tests used to support regulatory clearance of, or any Product Authorization or Regulatory Approval for, any Product.

(h)No material debarment or exclusionary claims, actions, proceedings or investigations in respect of any Obligor’s business is pending, or to the Borrower’s knowledge, threatened in writing against such Obligor or its officers, employees or agents.  No Obligor or, to the Borrower’s knowledge, any officer, employee or agent of such Obligor, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under Section 335a of the FD&C Act or (ii) any similar applicable Law.

Section 7.20.[Reserved].

Section 7.21.OFAC

.  Except as set forth on Schedule 7.21, no Obligor nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers, or employees nor, to the knowledge of the Borrower, any agents or other Persons acting on behalf of any of the foregoing (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, (iii) is or has been engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction or (iv) is or has ever been in violation in any material respect of or subject to an investigation relating to Sanctions.  No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person, to the Borrower’s knowledge, located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation in any material respect by the Borrower or any of its Subsidiaries of Sanctions.

Section 7.22.Anti-Corruption

.  No Obligor nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any of their respective directors, officers or employees nor, to the

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knowledge of the Borrower, any agents or other Persons acting on behalf of any of the foregoing, directly or indirectly, has (i) violated or is in violation, in any material respect, of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.  To the Borrower’s knowledge, no Obligor has been subject to any investigation by any Governmental Authority with regard to any actual or alleged Prohibited Payment.

Section 7.23.Deposit and Disbursement Accounts

.  Schedule 7.23 contains a list of all banks and other financial institutions at which any Obligor or any of its Subsidiaries maintains Deposit Accounts, Securities Accounts and Commodity Accounts, and Schedule 7.23 sets forth the name, address and telephone number of each such bank or financial institution, the name in which such account is held, the type of such account and the complete account number therefor.

Section 7.24.Royalty and Other Payments

.  Except as set forth on Schedule 7.24, no Obligor, nor any of its Subsidiaries, is obligated to pay any royalty, milestone payment, deferred payment or any other contingent payment in respect of any Product or Product Commercialization and Development Activity.

SECTION 8.	Affirmative Covenants.

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been indefeasibly paid in full in cash:

Section 8.01.Financial Statements and Other Information

.  The Borrower will furnish to the Administrative Agent:

(a)as soon as available and in any event within five (5) Business Days following the date on which the Borrower files or is required to file a Quarterly Report on Form 10-Q with the SEC, a consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes; provided that, so long as the Borrower is subject to the public reporting requirements of the Exchange Act, the Borrower’s filing of a Quarterly Report on Form 10-Q with the SEC shall be deemed to satisfy the requirements of this Section 8.01(a) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;

(b)as soon as available and in any event within five (5) Business Days following the date on which the Borrower files or is required to file its Annual Report on

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Form 10-K with the SEC, a consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of Ernst & Young LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any Impermissible Qualification; provided that, so long as the Borrower is subject to the public reporting requirements of the Exchange Act, the Borrower’s filing of an Annual Report on Form 10-K with the SEC shall be deemed to satisfy the requirements of this Section 8.01(b) on the date on which such report is first available via the SEC’s EDGAR system or a successor system related thereto;

(c)within three (3) Business Days after the delivery of the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate signed by a Responsible Officer of the Borrower as of the end of the applicable accounting period substantially in the form of Exhibit E (a “Compliance Certificate”), including details of any issues raised by the Borrower’s auditors that would be reasonably likely to result in a Material Adverse Effect and the creation or other acquisition of any Intellectual Property by any Obligor or any of its Subsidiaries after the date hereof and during such prior fiscal quarter for which such Compliance Certificate is delivered, which is registered or becomes registered or the subject of an application for registration with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as applicable, or with any other equivalent foreign Governmental Authority;

(d)within three (3) Business Days after the end of each fiscal month, a certificate signed by a Responsible Officer of the Borrower as of the end of such fiscal month demonstrating compliance with Section 10.01 hereof;

(e)as soon as available and in any event no later than forty-five (45) days following the end of any fiscal year of the Borrower, copies of an annual budget (or equivalent) for the Borrower and its Subsidiaries, approved by the Borrower’s Board for the next succeeding fiscal year, in form reasonably satisfactory to the Administrative Agent, accompanied by a certificate of the chief financial officer of the Borrower certifying that (i) such budget was prepared by the Borrower in good faith, (ii) the Borrower had at the time of preparation of the budget, and at all times thereafter (including on and as of the date of delivery to the Administrative Agent of such budget) has continued to have, a reasonable basis for all of the assumptions contained in such budget and (iii) such budget was prepared in accordance with, and based upon, such assumptions;

(f)promptly, and in any event within five (5) Business Days after receipt thereof by any Obligor, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor (but in any case excluding any routine

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comments and letters from the SEC relating to such Obligor’s filings with the SEC or information that would violate confidentiality obligations to a Governmental Authority);

(g)information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.05;

(h)within five (5) days after delivery thereof to such holders, copies of all statements, reports and notices made available in general to all of the holders of the Borrower’s Equity Interests; provided that any such material may be redacted by the Borrower to (i) exclude information relating to the Lenders (including the Borrower’s strategy regarding the Loans), (ii) prevent the disclosure of trade secrets and (iii) protect and preserve attorney-client privilege; provided further that, so long as the Borrower is subject to the public reporting requirements of the Exchange Act, the Borrower’s filing of any of the foregoing with the SEC shall be deemed to satisfy the requirements of this Section 8.01(h) on the date on which such information is first available via the SEC’s EDGAR system or a successor system related thereto;

(i)as soon as possible and in any event within five (5) Business Days after the Borrower obtains knowledge of any Claim related to any Product of any Obligor that is reasonably likely to result in liability to the Borrower in excess of $500,000, written notice thereof from a Responsible Officer of the Borrower which notice shall include any statement setting forth details of such Claim;

(j)such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors (including with respect to the Collateral) as the Administrative Agent may from time to time reasonably request; and

(k)within three (3) Business Days prior to the Tranche B Term Loan Borrowing Date, provide updated Schedules to this Agreement (if any);

provided, notwithstanding the foregoing, the Borrower covenants and agrees that neither the Borrower, nor any other Person acting on its behalf, will provide, or be obligated to provide, any Lender or its Representatives with any information that the Borrower believes constitutes material non-public information, unless prior thereto such Lender shall have confirmed to the Borrower in writing that it consents to receive such information.  The Borrower understands and confirms that each Lender shall be relying on the foregoing covenant in effecting transactions in securities of the Borrower.

Section 8.02.Notices of Material Events

.  The Borrower will furnish to the Administrative Agent written (or, in the case of Section 8.02(n), written or telephonic) notice of the following promptly (but in any event, except as otherwise set forth in 8.02(o), within five (5) Business Days) after a Responsible Officer obtains knowledge of the existence thereof (or as otherwise provided below):

(a)the occurrence of any Default or Event of Default;

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(b)the occurrence of any event with respect to any Obligor’s property or assets resulting in a Loss aggregating in excess of $500,000 (or the Equivalent Amount in other currencies determined at the time of such Loss);

(c)(i) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws that would reasonably be expected to result in a liability in excess of $500,000 and (ii) all Claims, notices of violation, hearings, investigations or proceedings pending or, to the Borrower’s knowledge, threatened in writing against any Obligor or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material, in each case that would reasonably be expected to result in a liability in excess of $500,000;

(d)the assertion in writing by any Person against any Obligor of any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations required pursuant to any Environmental Law which would reasonably be expected to result in liability to such Obligor in excess of $500,000;

(e)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against any Obligor or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(f)(i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within ten (10) days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that an ERISA Event has occurred, a notice (which may be made by telephone if promptly confirmed in writing) describing such ERISA Event and any action that any ERISA Affiliate proposes to take with respect thereto, together with (if applicable) a copy of any notice filed with the PBGC or the IRS pertaining thereto;

(g)(i) the termination of any Material Agreement that adversely affects the Lenders in any material respect, other than the termination of a Material Agreement on its scheduled termination date; (ii) the receipt by any Obligor or any of its Subsidiaries of any notice under any Material Agreement (and a copy thereof) which would reasonably be likely to result in a Material Adverse Effect; or (iii) the entering into of any new Material Agreement by an Obligor or any of its Subsidiaries;

(h)the reports and notices as required by the Security Documents;

(i)any material change in accounting policies or financial reporting practices by the Obligors unless otherwise disclosed by the Borrower in a filing with the SEC;

(j)any labor controversy against an Obligor or any of its Subsidiaries which would reasonably be likely to result in a Material Adverse Effect;

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(k)any licensing agreement or similar arrangement entered into by any Obligor or any of its Subsidiaries in connection with any material infringement or alleged material infringement of the Intellectual Property of another Person;

(l)any change to any Obligor’s or any of its Subsidiaries’ ownership or maintenance of Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts), by delivering to the Administrative Agent a supplement to the Schedules to this Agreement and the Security Agreement, as applicable, setting forth a complete and correct list of all such accounts as of the date of such change;

(m)(i) any safety alerts, marketing suspensions, removals or similar actions conducted, to be undertaken, or issued by, any Obligor or any of its Subsidiaries or (ii) any material safety alerts, marketing suspensions, removals or similar actions conducted, to be undertaken, or issued by, any Obligor’s and any of its Subsidiaries’ agents, suppliers, licensors or licensees, as the case may be, in each case of (i) and (ii) above, whether voluntary or at the request, demand or order of any Regulatory Authority or otherwise with respect to any Product or Product Commercialization and Development Activity;

(n)any Claim by any Person that any Obligor or any of its Subsidiaries, including in connection with any Product Commercialization and Development Activities, has infringed upon any Intellectual Property of such Person, in each case to the extent such would reasonably be expected to cause a Material Adverse Effect;

(o)with respect to any “Grantor” under the Security Agreement, if such Grantor intends to (i) change its location (as defined in Section 9-307 of the UCC), or (ii) change its name from the name shown as its current legal name on Schedule 1 to the Security Agreement, the Borrower shall provide ten (10) days’ prior written notice to the Administrative Agent (or such shorter period as may be acceptable to Administrative Agent in its reasonable discretion); and

(p)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth in reasonable detail the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.  Nothing in this Section 8.02 is intended to waive, consent to, or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document.

Section 8.03.Existence; Conduct of Business

.  Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and all Governmental Approvals material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Section 9.03.

Section 8.04.Payment of Obligations

.  Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (i) all material Taxes, fees,

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assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all material lawful Claims for labor, materials and supplies which, if unpaid, would become a Lien (other than a Permitted Lien) upon any properties or assets of such Obligor any of its Subsidiaries, except to the extent such Taxes, fees, assessments or governmental charges or levies are Permitted Liens and (ii) all other lawful Claims which, if unpaid, would by Law become a Lien (other than a Permitted Lien) upon any material properties or assets of such Obligor or any of its Subsidiaries, except to the extent any of the foregoing are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

Section 8.05.Insurance

.  At its own cost and expense, each Obligor will, and will cause each of its Subsidiaries, to obtain and maintain insurance of the kinds, and in the amounts, set forth below, it being understood and agreed that the insurance held by the Borrower on the Closing Date is deemed to fulfill this requirement:

(a)All Risks of Physical Loss Insurance.  Insurance against loss, destruction or damage to its properties and assets (including the Collateral) as determined in its good faith business judgment to be customary for companies similar to the Borrower.

(b)Commercial General Liability Insurance.  Commercial general liability insurance covering bodily injury, death, property damage, products liability in such amounts as are generally required by institutional lenders for businesses and assets comparable to the business and assets of the Borrower.

(c)Workers Compensation Insurance.  Workers’ compensation insurance with respect to any work performed on or about the property or assets of the Borrower.

(d)General Requirements.  All of the insurance policies of the Obligors required pursuant to this Section 8.05 will (i) be issued by financially sound and reputable insurers, and (ii) from and after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), (x) name the Administrative Agent as a “loss payee,” “additional insured” or “mortgagee,” as applicable, and (y) provide for thirty (30) days’ prior written notice (ten (10) days’ prior written notice from the Borrower for nonpayment of premium) to the Administrative Agent before such policy is canceled or terminated.  In the event the Obligors fail to maintain the insurance required pursuant to this Section 8.05, then the Administrative Agent may obtain insurance necessary to comply with this Section 8.05 with respect to such Obligors, in each case at the expense of the Borrower (payable on demand).  The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.” All of the insurance policies required hereby will be evidenced by one or more certificates of insurance, together with appropriate loss payee or additional insured clauses or endorsements in favor of the Administrative Agent as required by this Section, delivered to the Administrative Agent at such times as the Administrative Agent may reasonably request from time to time.  Unless an Event of Default has occurred and is continuing, the Administrative Agent agrees to turn over to the Borrower any proceeds from insurance received by the Administrative Agent within fifteen (15) Business Days following its receipt of a notice by the Borrower of the Borrower’s intention to reinvest such proceeds as set forth in Section 3.04(b).

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Section 8.06.Books and Records; Inspection Rights

.  Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all dealings and transactions in relation to any Product Commercialization and Development Activities.  Such Obligor will permit any representatives designated by the Administrative Agent, upon at least five (5) Business Days’ prior written notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records (excluding records subject to attorney-client privilege, subject to confidentiality agreements with third parties that preclude disclosure to the Administrative Agent (acting in such capacity) or subject to confidentiality restrictions pursuant to Law (including HIPAA)) (provided that so long as no Event of Default has occurred and is continuing, the Administrative Agent shall visit and inspect properties, and examine and make extracts of books are records located only in the United States), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (but not more often than once per year unless an Event of Default has occurred and is continuing) as the Administrative Agent may request.  The Borrower shall pay all reasonable and documented costs and expenses of all such inspections.

Section 8.07.Compliance with Laws and Other Obligations

.  (a) Such Obligor will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all applicable Laws (including Healthcare Laws and Environmental Laws) and (ii) comply in all material respects with all terms of outstanding Material Indebtedness and all Material Agreements, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)Each Obligor will maintain, and will cause each of its Subsidiaries to maintain, all records required to be maintained by any Governmental Authority or otherwise under any applicable Healthcare Law, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)Each Obligor will maintain, and will cause each of its Subsidiaries to maintain, a Health Care Compliance Program, which will be reviewed and updated annually, as necessary.

Section 8.08.Maintenance of Properties, Etc

.  Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its real and tangible personal property, including all such Product Assets, necessary in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

Section 8.09.Maintenance of Regulatory Approvals and Material Intellectual Property

.  (a) Such Obligor shall, and shall cause each of its Subsidiaries to, maintain, in full force and effect in all material respects, each Regulatory Approval (including all Product Authorizations) required to conduct their respective businesses as presently conducted; provided that such Obligor or such Subsidiary shall not be required to preserve any such Regulatory Approval if such Obligor or such Subsidiary shall determine in its reasonable good faith judgment that the preservation thereof is no longer necessary in the conduct of any material Product Commercialization and Development Activities.

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(b)Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) protect and preserve all Material Intellectual Property necessary in the conduct of any material Product Commercialization and Development Activities and (ii) enforce or defend the Material Intellectual Property against infringement, misappropriation, violation or interference by any other Persons, in each case so that such Obligor’s Product Commercialization and Development Activities are not adversely affected in any material respect; provided that nothing in this Section 8.09(b) shall prohibit or prevent such Obligor or any Subsidiary from discontinuing the protection, preservation or maintenance of, or failing to enforce and defend, any of its Intellectual Property if, in the reasonable good faith judgment of such Obligor or such Subsidiary, such Intellectual Property is no longer necessary and material to the conduct of any material Product Commercialization and Development Activities.

Section 8.10.Action Under Environmental Laws

.  Such Obligor shall, and shall cause each of its Subsidiaries to, upon the Borrower obtaining knowledge of the release of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in each case in compliance with applicable Environmental Laws, except to the extent the failure to take such action would not reasonably be likely to result in a Material Adverse Effect.

Section 8.11.Use of Proceeds

.  The proceeds of the Loans will be used only as provided in Section 2.03.  Without limiting the foregoing, no part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

Section 8.12.Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)Subsidiary Guarantors.  In the event that the Borrower or any of its Domestic Subsidiaries shall form or acquire any new Subsidiary that is a Domestic Subsidiary, the Borrower and its Domestic Subsidiaries shall concurrently upon the capitalization thereof with more than $25,000:

(i)cause such new Domestic Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;

(ii)take such action or cause such Domestic Subsidiary to take such action (including joining the Security Agreement, delivering such shares of stock together with undated transfer powers executed in blank and entering into the applicable Short-Form IP Security Agreements) as shall be necessary to create and perfect valid and enforceable first priority Liens (subject to Permitted Liens) on substantially all of the personal property of such new Domestic Subsidiary (other than Excluded Accounts) as collateral security for the obligations of such new Domestic Subsidiary hereunder;

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(iii)cause the parent of such Domestic Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent for the benefit of the Secured Parties in respect of all outstanding issued shares of such Domestic Subsidiary; and

(iv)deliver such proof of corporate or other organizational action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01, or as the Administrative Agent shall have reasonably requested.

Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (i) no Foreign Subsidiary or Domestic Foreign Holding Company shall be a Guarantor, or be required to become a Guarantor, (ii) no assets of any Foreign Subsidiary or Domestic Foreign Holding Company shall be pledged, subjected to a Lien or the Security Documents or otherwise used to secure any of the Obligations, (iii) no more than 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) of any Domestic Foreign Holding Company or Foreign Subsidiary that is, in each case, a direct first-tier Subsidiary of the Borrower or a Domestic Subsidiary shall be directly or indirectly pledged to guarantee or support any of the Obligations, and (iv) no Equity Interests in any Subsidiary of a Foreign Subsidiary or Domestic Foreign Holding Company shall be directly or indirectly pledged to guarantee or support any of the Obligations.

(b)Further Assurances.  Subject to the limitations set forth herein and in the other Loan Documents, such Obligor will, and will cause each of its Domestic Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement.

Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Lenders, perfected security interests and Liens in substantially all of the personal property of such Obligor as collateral security for the Obligations; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.  Notwithstanding anything to the contrary herein or in any other Loan Document, the Obligors (i) shall not be responsible for legal and filing costs, fees, expenses and other amounts in or with respect to any jurisdiction outside the United States in order to create or perfect any security interests in or Liens on any Intellectual Property other than Material Intellectual Property and (ii) shall only be responsible for legal and filing costs, fees, expenses and other amounts in or with respect to any jurisdiction outside the United States in order to create or perfect any security interests in or Liens on any Material Intellectual Property if reasonably requested in writing by the Administrative Agent.

Section 8.13.Termination of Non-Permitted Liens

.  In the event that the Borrower obtains knowledge of or receives notification from the Administrative Agent of the existence of any outstanding Lien against any property of such Obligor or any of its Subsidiaries, which Lien

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is not a Permitted Lien, such Obligor shall promptly terminate or cause the termination of such Lien.

Section 8.14.Intellectual Property

.  In the event that any Obligor acquires Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down).

Section 8.15.ERISA Compliance

.  Such Obligor shall comply, and to the extent applicable, shall cause each of its Subsidiaries to comply, in all material respects with the provisions of ERISA with respect to any Title IV Plans and Multiemployer Plans to which such Obligor or any such Subsidiary is a party as employer.

Section 8.16.Cash Management.

(a)On and after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), each Obligor shall maintain all Deposit Accounts, Securities Accounts, Commodity Accounts and lockboxes (other than Excluded Accounts) with a bank or financial institution that has executed and delivered to the Administrative Agent an account control agreement, in form and substance reasonably acceptable to the Administrative Agent (each such Deposit Account, Securities Account, Commodity Account and lockbox, a “Controlled Account”); provided that the foregoing covenant shall not apply to the Deposit Accounts specified on Schedule 8.16 until thirty (30) days after the Closing Date or such longer date as may be agreed to by the Administrative Agent in its sole discretion in writing (email acceptable);

(b)if, as of the last Business Day of any month, the Foreign Subsidiaries collectively hold a cash balance in excess of the sum of the following amounts (or the Equivalent Amount in other currencies):  (i) $500,000 plus (ii) the proceeds of any intercompany loan from an Obligor permitted pursuant to Section 9.01(e), such Foreign Subsidiaries shall, within five (5) Business Days thereafter, transfer and re-deposit with the Borrower or other Obligor any amount in excess of such sum, less any amounts determined by the Borrower to be necessary to meet the anticipated obligations of the Foreign Subsidiaries coming due the following month, into a Deposit Account of an Obligor (which Deposit Account shall, on and after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), be a Controlled Account);

(c)the Obligors shall deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests (including pursuant to clause (d) below) into a Deposit Account of an Obligor (which Deposit Account shall, on and after the Closing

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Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), be a Controlled Account); and

(d)the Obligors shall (i) maintain policies and procedures that cause all items of payment or proceeds of Government Receivables Accounts, within two (2) Business Days of deposit into any such Government Receivables Account, to be transferred and re-deposited into a Deposit Account of an Obligor (which Deposit Account shall, on and after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), be a Controlled Account), and (ii) on and after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), cause all amounts deposited into the Government Receivables Accounts to be automatically swept on a daily basis to a Controlled Account pursuant to a sweep agreement with the depository bank in form and substance reasonably acceptable to the Administrative Agent (a “Sweep Agreement”) as and when funds clear and become available in accordance with the depository bank’s standard procedures; provided that the foregoing covenant shall not apply to the Deposit Accounts specified on Schedule 8.16 until thirty (30) days after the Closing Date or such longer date as may be agreed to by the Administrative Agent from time to time in its sole discretion in writing (email acceptable).  Any Sweep Agreement will provide that the depository bank will not change the automatic daily sweep instructions until at least five (5) days (or such lesser period as the Administrative Agent may agree in its sole discretion or as may be required by applicable Federal Health Care Program Laws) after receipt of such request from the applicable Obligor maintaining such Government Receivables Account, which request shall be acknowledged and agreed to in writing by the Administrative Agent in its sole discretion.

Section 8.17.Post-Closing Obligations

.  Within the time periods specified on Schedule 8.17 (as each may be extended by the Administrative Agent in its reasonable discretion), complete such undertakings as are set forth on Schedule 8.17.

SECTION 9.	Negative Covenants.

Each Obligor covenants and agrees with the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been paid in full indefeasibly in cash:

Section 9.01.Indebtedness

.  Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a)the Obligations;

(b)(i) Indebtedness existing on the on the Closing Date and set forth on Schedule 7.13(a), together with, except in the case of the Pay-Off Indebtedness, any Permitted Refinancings thereof;

(c)accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary

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course of such Obligor’s or such Subsidiary’s business in accordance with customary terms and paid within ninety (90) days of becoming due, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d)Indebtedness consisting of guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(e)(i) Indebtedness of an Obligor to a Subsidiary or to any other Obligor, (ii) Indebtedness of any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor and (iii) so long as no Event of Default has occurred and is continuing, Indebtedness of a Subsidiary that is not an Obligor to any Obligor in an aggregate amount not to exceed the following at any time outstanding:  (x) with respect to the period from the Closing Date through December 31, 2018, $2,000,000, (y) with respect to fiscal year 2019, $3,000,000, and (z) with respect to each fiscal year thereafter, an amount equal to such prior year’s threshold plus $500,000; provided, that all such Indebtedness shall be (A) evidenced by promissory notes and all such notes to the extent payable to an Obligor shall be subject to a first priority Lien pursuant to the Security Agreement, (B) unsecured, and (C) in the case of clause (i), subordinated in right of payment to the payment in full of the Obligations (other than the Warrant Obligations) pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, in each case form and substance satisfactory to the Administrative Agent in its sole discretion;

(f)Guarantees by (i) any Subsidiary of Indebtedness of any Obligor, (ii) any Obligor of Indebtedness of any other Obligor, and (iii) any Subsidiary that is not an Obligor of any Indebtedness of any other Subsidiary that is not an Obligor;

(g)Purchase money and capital lease financing; provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $500,000 at any time;

(h)Indebtedness under Hedging Agreements permitted by Section 9.05(f);

(i)Indebtedness consisting of the financing of insurance premiums in respect of insurance policies insuring assets or businesses of an Obligor and/or its Subsidiaries written or arranged in the ordinary course of business, in each case in an amount not to exceed the amount of the applicable insurance premium in respect of any such policy plus interest and financing charges applicable thereto;

(j)Indebtedness in respect of any agreement providing for treasury, depositary or cash management services, including in connection with any credit cards, automated clearing house transfers of funds transaction, securities settlements, foreign exchange contracts or any similar transfers, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business;

(k)advances or deposits from customers or vendors received in the ordinary course of business;

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(l)workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations and reclamation and statutory obligations, in each case incurred in the ordinary course of business;

(m)Subordinated Indebtedness in an aggregate amount not to exceed $5,000,000 (or the Equivalent Amount in other currencies determined at the time such loan or advance is made);

(n)Indebtedness in the form of earnouts and purchase price adjustments incurred in connection with a Permitted Acquisition and Indebtedness of any Person the target of such Permitted Acquisition in aggregate amount not to exceed $1,000,000;

(o)Indebtedness consisting of letters of credit, letters of guaranty and bankers’ acceptances to the extent incurred in the ordinary course of business in an aggregate amount not to exceed $1,000,000;

(p)Indebtedness which may be deemed to exist pursuant to any guaranties, indemnities, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(q)Indebtedness in favor of customs and revenue authorities in connection with the payment of customs duties in connection with the importation of goods in the ordinary course of business;

(r)so long as no Default or Event of Default has occurred and is continuing at the time such Indebtedness is incurred, other Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding (but without giving effect to any fluctuations in the Exchange Rate from the date of incurrence); and

(s)to the extent considered Indebtedness, Investments permitted pursuant to Section 9.05.

Section 9.02.Liens

.  Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property now owned or hereafter acquired by it or such Subsidiary, except:

(a)Liens securing the Obligations;

(b)(i) any Lien on any property or asset of such Obligor or any of its Subsidiaries existing on the Closing Date and set forth on Schedule 7.13(b); provided that (i) no such Lien shall extend to any other property or asset of such Obligor or any of its Subsidiaries other than that which it secures on the date hereof and any cross- collateralization of other assets financed with the same holder of such Lien, and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and

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extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, plus fees and expenses incurred in connection therewith;

(c)Liens securing Indebtedness permitted by Section 9.01(g); provided that such Liens are limited solely to the assets, products, proceeds and books and records permitted to be secured pursuant to Section 9.01(g);

(d)Liens imposed by any applicable Law arising in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s, landlord’s and mechanics’ liens and other similar Liens arising in the ordinary course of business;

(e)Liens, pledges or deposits made in the ordinary course of business in connection with leases, or bids, contracts, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation, and not in connection with money borrowed;

(f)Liens securing Taxes, assessments and other governmental charges, the payment of which (i) is not yet delinquent or (ii) is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves have been made if required in accordance with GAAP;

(g)servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any applicable Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h)with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to Laws; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or their Subsidiaries; and (iv) leases or subleases in the ordinary course of business;

(i)bankers’ liens, rights of setoff, netting and similar Liens incurred on deposits made in the ordinary course of business or otherwise in connection with the services permitted by Section 9.01(j);

(j)Liens in connection with (i) licenses permitted by Section 9.13 and (ii) any ordinary course interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement permitted by Section 9.13;

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(k)deposits made in connection with a contemplated Permitted Acquisition in an aggregate amount not to exceed 10% of the consideration of such Acquisition;

(l)Liens arising as a matter of law to secure Indebtedness incurred pursuant to Section 9.01(q);

(m)Liens to the extent such does not constitute and Event of Default under Section 11.01(i);

(n)Liens incurred in connection with the Indebtedness permitted by Sections 9.01(n), 9.01(o) and 9.01(p);

(o)Liens on insurance policies and the proceeds thereof (excluding any benefits or any rights to receive payment under any insurance policies) incurred in connection with the financing in the ordinary course of business of insurance premiums, provided, that such Liens shall be limited only to the unused portion of the premiums payable under such insurance policies and the proceeds of such insurance premiums;

(p)(i) Restrictive Agreements permitted pursuant to Section 9.11, (ii) any customary provisions in contracts (including without limitation leases and licenses of Intellectual Property) restricting the assignment thereof or, in the case of any lease or license, the sublease or sublicense or other disposition of the applicable leased or licensed property, (iii) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(g), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) restrictions in agreements related to any Asset Sale to the extent such Asset Sale would be a permitted Asset Sale under this Agreement; and

(q)so long as no Default or Event of Default has occurred and is continuing at the time such Lien attaches, other Liens securing obligations in an aggregate amount not to exceed $500,000 at any time outstanding (but without giving effect to any fluctuations in the Exchange Rate from the date of incurrence);

provided that no Lien otherwise permitted under any of the foregoing clauses shall apply to any Material Intellectual Property except for Liens described in clauses (a), (j) and (p).

Section 9.03.Fundamental Changes and Acquisitions

.  Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) make or consummate any Acquisition of any Person, or (iv) create any Subsidiary, except:

(a)transactions permitted by Section 9.01 and 9.05;

(b)the merger, amalgamation, consolidation, liquidation, winding up or dissolution of (i) any Subsidiary with or into any Obligor; provided that with respect to any such transaction involving the Borrower, the Borrower must be the surviving or successor entity of such transaction, and (ii) any Subsidiary that is not an Obligor with or into any other Subsidiary that is not an Obligor;

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(c)the sale, lease, transfer or other disposition by (i) any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor and (ii) by any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;

(d)the sale, transfer or other disposition of the Equity Interests of any Subsidiary Guarantor to the Borrower;

(e)the creation of any Subsidiary subject to compliance with Section 8.12;

(f)the Acquisitions contemplated on the Closing Date and set forth on Schedule 9.03; and

(g)Permitted Acquisitions.

Section 9.04.Lines of Business

.  Such Obligor will not, and will not permit any of its Subsidiaries to, engage in any business other than the business engaged in on the date hereof by such Obligor or such Subsidiary or a business reasonably related, incidental or complimentary thereto or a reasonable extension thereof or a business having a similar customer base.

Section 9.05.Investments

.  Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a)Investments outstanding on the date hereof and identified in Schedule 9.05 and any modification, replacement, renewal or extension thereof to the extent not involving new or additional Investments;

(b)operating deposit accounts with banks and securities accounts with banks and other financial institutions that either qualify as an Excluded Account or comply with Section 8.16;

(c)extensions of credit in the nature of deposits, accounts receivable, trade debt granted or notes receivable arising from the purchase or sale of goods or services in the ordinary course of business and prepaid royalties and other credit extensions and advances arising in the ordinary course of business;

(d)Permitted Cash Equivalent Investments;

(e)Investments by (i) any Obligor in any other Obligor, (ii) any Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor, and (iii) any Obligor or Subsidiary solely to the extent permitted by Section 9.01(e);

(f)Hedging Agreements entered into in by any Obligor or its Subsidiary in the ordinary course of business for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) not to exceed $2,000,000 (or the Equivalent Amount in other currencies) in the aggregate outstanding at any time;

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(g)Investments consisting of prepaid expenses, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case made in the ordinary course of business;

(h)loans, advances and guarantees to or in favor of employees, officers, directors and consultants in the ordinary course of business which in the aggregate shall not exceed $500,000 outstanding at any time (or the Equivalent Amount in other currencies determined at the time such loan, advance or guarantee was made);

(i)Investments (i) in connection with a Permitted Acquisition and (ii) in connection with Casualty Events permitted by Section 3.04(b);

(j)Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients or in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(k)Investments made by the Obligor on the Tranche A Term Loan Borrowing Date with the proceeds of the Tranche A Term Loans made on such date the purpose of which is to repay the Pay-Off Indebtedness in full;

(l)Investments permitted by Sections 9.01, 9.02, 9.03, 9.06 and 9.09;

(m)Investments in newly created Domestic Subsidiaries to the extent such Subsidiary complies with Section 8.12 to the extent applicable; and

(n)so long as no Default or Event of Default has occurred and is continuing at the time such Investments are made, other Investments in an aggregate principal amount not to exceed $500,000 at any time outstanding (but without giving effect to any fluctuations in the Exchange Rate from the date of incurrence).

Section 9.06.Restricted Payments

.  Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted:

(a)distributions with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b)the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c)so long as no Event of Default has occurred and is continuing, payments pursuant to stock plans or stock repurchase agreements in an amount not to exceed $500,000 per fiscal year;

(d)so long as no Event of Default has occurred and is continuing, cash in lieu of the issuance of fractional shares upon the conversion of convertible securities (or in

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connection with the exercise of warrants or similar securities) not to exceed $100,000 in the aggregate;

(e)any non-cash (other than cash in lieu of fractional shares) conversion or exercise requests in respect of any convertible securities, options or warrants of the Borrower into Equity Interests of the Borrower pursuant to the terms of such convertible securities, options or warrants or otherwise in exchange therefor;

(f)distributions paid by any Subsidiary directly or indirectly to any Obligor or Subsidiary thereof;

(g)the payment in full of the Pay-Off Indebtedness;

(h)cash payments made to redeem, purchase, repurchase or retire the Warrant Obligations in accordance with the terms of the Warrants; and

(i)solely to the extent considered a Restricted Payment, Investments permitted pursuant to Section 9.05 and transactions permitted pursuant to Section 9.03.

Section 9.07.Payments of Subordinated Indebtedness

.  Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Subordinated Indebtedness other than as permitted by any subordination agreement with Administrative Agent entered into in connection therewith.

Section 9.08.Change in Fiscal Year

.  Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof, except to change the fiscal year of a Subsidiary acquired in connection with a Permitted Acquisition to conform its fiscal year to that of the Borrower.

Section 9.09.Sales of Assets, Etc

.  Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of any of its assets or property (including accounts receivable and capital stock of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in any single transaction or series of transactions (any thereof, an “Asset Sale”):

(a)sales or leases of inventory in the ordinary course of its business on ordinary business terms;

(b)the forgiveness, release, discounts or compromise of any amount owed to any Obligor or Subsidiary in the ordinary course of business;

(c)Asset Sales that constitute outbound licenses permitted pursuant to Section 9.13(b);

(d)transfers of assets or property by (i) any Subsidiary to any Obligor, (ii) any Obligor to any other Obligor, and (iii) by any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;

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(e)dispositions of any assets or property that is obsolete or worn out or no longer used or useful in the Business;

(f)dispositions resulting from Casualty Events;

(g)in connection with any transaction permitted by Sections 9.02, 9.03, 9.05 and 9.06;

(h)disposition of cash or Permitted Cash Equivalents; and

(i)so long as no Default or Event of Default has occurred and is continuing at the time of such sale, other Asset Sales not to exceed $500,000 (or the Equivalent Amount in other currencies determined at the time of such Asset Sale) in the aggregate per fiscal year.

Section 9.10.Transactions with Affiliates

.  Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)transactions between or among (i) Obligors (other than any Person that is required to become a Subsidiary Guarantor pursuant to Section 8.12(a) or 8.12(b) but has not yet done so) and (ii) Subsidiaries that are not Obligors;

(b)any transaction permitted by Section 9.01, 9.03, 9.05, 9.06 or 9.09;

(c)customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of such Obligor or any of its Subsidiaries in the ordinary course of business;

(d)other transactions having terms that are no less favorable (including the amount of cash or other consideration received or paid by any Obligor) to any Obligor or any of its Subsidiaries, as the case may be, than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of such Person; and

(e)the transactions set forth on Schedule 9.10.

Section 9.11.Restrictive Agreements

.  Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or be a party to any Restrictive Agreement; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by Law or the Loan Documents and (ii) any Restrictive Agreement to which any Obligor or any of its Subsidiaries is party on the date hereof and that is listed on Schedule 7.15.

Section 9.12.Modifications and Terminations of Material Agreements and Organic Documents

.  Such Obligor will not, and will not permit any of its Subsidiaries to:

(a)amend, modify or terminate any Organic Document that adversely affects the Lenders (solely in their capacity as Lenders and not as shareholders) in any material

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respect without the prior written consent of the Administrative Agent which shall not be unreasonably withheld, conditioned or delayed; or

(b)knowingly take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement that adversely affects the Lenders in any material respect, without the prior written consent of the Administrative Agent which shall not be unreasonably withheld, conditioned or delayed.

Section 9.13.Inbound and Outbound Licenses.

(a)Inbound Licenses.  Except as set forth on Schedule 9.13(a), no Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any inbound license or agreement unless (i) on the date such license is entered into, no Default or Event of Default has occurred and is continuing, (ii) such Obligor has provided written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on such Obligor’s business or financial condition, and (iii) such Obligor has taken such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted a valid and perfected security interest in such license or agreement allowing the Lenders to fully exercise their rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement; provided that the aggregate consideration paid for all such inbound licenses pursuant to this Section 9.13(a) shall not exceed an amount equal to $2,000,000 per fiscal year; provided further that inbound licenses of over-the-counter software that is commercially available to the public shall not be subject to the provisions of this Section 9.13(a).

(b)Outbound Licenses.  Except as set forth on Schedule 9.13(b), no Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license of Material Intellectual Property unless such outbound license:  (i) is duly authorized by the Borrower pursuant to its customary approval process and has been entered into on an arm’s-length basis, on commercially reasonable terms and in the ordinary course of business, (ii) does not otherwise constitute an Asset Sale prohibited pursuant to Section 9.09, (iii) to the extent such Intellectual Property constitutes Collateral, does not impair the Administrative Agent or the Lenders from fully exercising their rights under any of the Loan Documents in the event of a disposition or liquidation (including in connection with a foreclosure) of the rights, assets or property retained by such Obligor or Subsidiary that is the subject of such license, (iv) solely with respect to licenses granted in the United States, is not an exclusive license (whether as to use, geography or otherwise), (v) is not perpetual and (vi) no Event of Default has occurred and continuing at the time of such license.

Section 9.14.Sales and Leasebacks

.  Except as disclosed on Schedule 9.14, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and

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(ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

Section 9.15.Hazardous Material

.  Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 9.16.Accounting Changes

.  Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

Section 9.17.Compliance with ERISA

.  No ERISA Affiliate shall cause or suffer to exist (i) any ERISA Event that would reasonably be expected to result in the imposition of a Lien under ERISA or Code Section 430(k) on the assets or property of any Obligor or any of its Subsidiaries or (ii) any other ERISA Event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 10.	Financial Covenants.

Section 10.01.Minimum Liquidity

.  The Borrower shall at all times maintain a minimum aggregate balance of $3,000,000 in cash in one or more accounts (which accounts shall, on and after the Closing Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), be Controlled Accounts), free and clear of all Liens, other than Liens granted hereunder in favor of the Administrative Agent and other Permitted Liens.

Section 10.02.Minimum Product Revenue

.  On each date set forth below (a “Calculation Date”) under the heading “Calculation Date,” the consolidated Product Revenue of the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ended on such Calculation Date shall not be less than the amount set forth opposite such Calculation Date:

Calculation Date	Product Revenue
March 31, 2018	$48,000,000
June 30, 2018	$50,000,000
September 30, 2018	$50,000,000
December 31, 2018	$50,000,000
March 31, 2019	$50,000,000
June 30, 2019	$50,000,000
September 30, 2019	$50,000,000
December 31, 2019	$50,000,000
March 31, 2020	$50,000,000
June 30, 2020	$50,000,000
September 30, 2020	$50,000,000
December 31, 2020	$50,000,000
March 31, 2021	$50,000,000
June 30, 2021	$50,000,000
September 30, 2021	$50,000,000

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Calculation Date	Product Revenue
December 31, 2021	$50,000,000
March 31, 2022	$50,000,000
June 30, 2022	$50,000,000
September 30, 2022	$50,000,000
December 31, 2022	$50,000,000
March 31, 2023	$50,000,000

SECTION 11.	Events of Default.

Section 11.01.Events of Default

.  Each of the following events shall constitute an “Event of Default”:

(a)Principal or Interest Payment Default.  The Borrower shall fail to pay any principal of the Loans, when and as the same shall become due and payable, whether at the due date thereof or otherwise.

(b)Other Payment Defaults.  Any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Obligor in this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall:  (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d)Certain Covenants.  Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.03 (with respect to the Borrower’s existence), 8.11, 8.12, 8.16, Section 9 or Section 10.

(e)Other Covenants.  Any Obligor shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f)Reserved.

(g)Other Defaults on Other Indebtedness.  Any event or condition occurs (x) that results in any Material Indebtedness becoming due prior to its scheduled maturity

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or (y) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness; provided further that if the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf waives any such event or condition within the time period set forth therein, then such event or condition shall not be an Event of Default hereunder.

(h)Insolvency, Bankruptcy, Etc.  (i) Any Obligor or any of its Subsidiaries generally does not pay its debts as the same become due or admits in writing its inability to pay its debts generally; (ii) any Obligor or any of its Subsidiaries institutes any Insolvency Proceeding; (iii) any Obligor or any of its Subsidiaries takes any corporate action to approve, effect, consent to or authorize any of the actions described in Section 11.01(h)(ii); or (vi) any Insolvency Proceeding is filed against any Obligor or any of its Subsidiaries and, such Insolvency Proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof.

(i)Judgments.  One (1) or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (or the Equivalent Amount in other currencies determined at the time such judgment was entered) (to the extent not covered by independent third party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undismissed, unsatisfied or undischarged for a period of sixty (60) consecutive calendar days during which execution shall not be effectively stayed.

(j)ERISA and Pension Plans.  An ERISA Event shall have occurred that, in the reasonable determination of the Administrative Agent, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in the imposition of a Lien (other than a Permitted Lien) under ERISA or Code Section 430(k) on a material portion of the assets or property of any Obligor or any of its Subsidiaries or have a Material Adverse Effect.

(k)Change of Control, Etc.  A Change of Control shall have occurred.

(l)Material Adverse Change.  A Material Adverse Change shall have occurred.

(m)Impairment of Security, Etc.  If any of the following events occurs:  (i) Any Lien created by any of the Security Documents, shall at any time not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) to the extent required by the Loan Documents, except due to the action or inaction of the Administrative Agent, (ii) except for expiration in accordance with its terms, any of the Security Documents or

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any Guarantee of any of the Obligations (including that contained in Section 12) shall for whatever reason cease to be in full force and effect, or (iii) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document.

(n)Regulatory Matters, Etc.  (i) The FDA or any other Regulatory Authority initiates enforcement action against, or issues a warning letter with respect to, any Obligor or any of its Subsidiaries, any material Product or any material Product Asset related thereto that causes such Person to discontinue the provision or sale of such Product, which discontinuance (x) lasts or would reasonably be expected to last for more than ninety (90) days and (y) results or would reasonably be expected to result in (A) a “stock-out” of such Product or (B) the loss of more than twenty percent (20%) of the Borrower’s revenue for the twelve (12) month period following such discontinuance as compared to the same period ending on the same date in the prior period, or (ii) any Obligor enters into a settlement agreement with the FDA or any other Regulatory Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, in excess of $1,000,000 to the extent not covered by insurance.

Section 11.02.Remedies

.  Upon the occurrence of any Event of Default (other than an Event of Default described in Section 11.01(h)), then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor; and in case of an Event of Default described in Section 11.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

Section 11.03.Reserved.

Section 11.04.Exit Fee, Prepayment Premium and Redemption Price

.  For the avoidance of doubt, the Exit Fee and the applicable Prepayment Premium (as a component of the Prepayment Price) shall be due and payable at any time the Loans become due and payable in full prior to the Maturity Date in accordance with the terms hereof, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to the Borrower or automatically by operation of law or otherwise in accordance with Section 11.02) (including, without limitation, on account of any bankruptcy filing).  In view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, the Exit Fee and the Prepayment Premium shall be due and payable upon such date.

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Each Obligor hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise.  The Obligors and the Lenders acknowledge and agree that neither the Exit Fee nor any Prepayment Premium due and payable in accordance with this Agreement shall constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise.  Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation.

SECTION 12.	Guarantee.

Section 12.01.The Guarantee

.  The Subsidiary Guarantors hereby jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans, all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 12.02.Obligations Unconditional

.  The obligations of the Subsidiary Guarantors under Section 12.01 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 12.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances.  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any

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respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 12.03.Reinstatement

.  The obligations of the Subsidiary Guarantors under this Section 12 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Administrative Agent and the Lenders on demand for all reasonable costs and expenses (including the reasonable and documented fees of counsel) incurred by such Persons in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

Section 12.04.Subrogation

.  The Subsidiary Guarantors hereby jointly and severally agree that, until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 12.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 12.05.Remedies

.  The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 12.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 12.01.

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Section 12.06.Reserved.

Section 12.07.Continuing Guarantee

.  The guarantee in this Section 12 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

Section 12.08.Rights of Contribution

.  The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Fair Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations.  The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 12.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 12 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 12.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Fair Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Fair Share of such Guaranteed Obligations and (iii) “Fair Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been guaranteed by such Subsidiary Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.

Section 12.09.General Limitation on Guarantee Obligations

.  In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 12.01 would otherwise, taking into account the provisions of Section 12.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the

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Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 13.	Administrative Agent.

Section 13.01.Appointment

.  Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings II, LP, a Delaware limited partnership, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 13 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Obligor will have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 13.02.Rights as a Lender

.  The Person serving as the Administrative Agent hereunder will have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” will, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity to the extent such Person is a Lender.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower, the other Obligors or any other Subsidiaries or Affiliates of the Obligors as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 13.03.Exculpatory Provisions

.  (a) The Administrative Agent will not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder are administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)will not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)will not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as will be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including

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any action that may be in violation of the automatic stay under any Insolvency Proceeding; and

(iii)will not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and will not be liable for the failure to disclose, any information relating to the Obligors or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)The Administrative Agent will not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as will be necessary, or as the Administrative Agent believes in good faith will be necessary, under the circumstances), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent will be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)The Administrative Agent will not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 13.04.Reliance by Administrative Agent

.  The Administrative Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and will not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Loans that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loans.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 13.05.Delegation of Duties

.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by

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or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates.  The exculpatory provisions of this Section will apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and will apply to their respective activities in connection with the syndication of the facility as well as activities as Administrative Agent.  The Administrative Agent will not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 13.06.Resignation of Agent

.  (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower, which notice shall set forth the effective date of such resignation (the “Resignation Effective Date”), such date not to be earlier than the thirtieth (30th) day following the date of such notice.  The Majority Lenders and the Borrower shall mutually agree upon a successor to the Administrative Agent.  If the Majority Lenders and the Borrower are unable to so mutually agree and no successor shall have been appointed within twenty-five (25) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but will not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent it shall designate (in its reasonable discretion after consultation with the Borrower and the Majority Lenders).  Whether or not a successor has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.

(b)With effect from the Resignation Effective Date (i) the retiring Administrative Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent will continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent will instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent will be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent will be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13 and Sections 14.03 and 14.04 will continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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Section 13.07.Non-Reliance on Administrative Agent and Other Lenders

.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Affiliates and based on such documents and information as it will from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 13.08.Administrative Agent May File Proofs of Claim

.  In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of the Loans will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent has made any demand on the Borrower) will be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid hereunder or under any other Loan Document and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under this Agreement or any other Loan Document) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make any payments of the type described above in this Section 13.08 to the Administrative Agent and, in the event that the Administrative Agent consents to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement or any other Loan Document.

Section 13.09.Collateral and Guaranty Matters; Appointment of Collateral Agent

.  (a) Without limiting the provisions of Section 13.08, the Lenders irrevocably agree as follows:

(i)the Administrative Agent is authorized, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) on the date when all Obligations have been satisfied in full in cash (other than Warrant Obligations and contingent obligations as to which no claims have been asserted), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under

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the Loan Documents, or (C) subject to Sections 14.01 and 14.04, if approved, authorized or ratified in writing by the Majority Lenders; and

(ii)the Administrative Agent is authorized, at its option and discretion, to release any Subsidiary Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, each Lender will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under its guaranty pursuant to this Section 13.09.

(b)The Administrative Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor will the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)Each Lender hereby appoints the Administrative Agent as its collateral agent under each of the Security Documents and agrees that, in so acting, the Administrative Agent will have all of the rights, protections, exculpations, indemnities and other benefits provided to the Administrative Agent under this Agreement, and hereby authorizes and directs the Administrative Agent, on behalf of such Lender and all Lenders, without the necessity of any notice to or further consent from any of the Lenders, from time to time to (i) take any action with respect to any Collateral or any Security Document which may be necessary to perfect and maintain perfected the Liens on the Collateral granted pursuant to any such Security Document or protect and preserve the Administrative Agent’s ability to enforce the Liens or realize upon the Collateral, (ii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iii) enter into intercreditor or subordination agreements, as the case may be, in connection with Indebtedness permitted pursuant to Section 9.01(n), (iv) enter into non-disturbance or similar agreements in connection with licensing agreements and arrangements permitted by this Agreement and the other Loan Documents and (v) otherwise to take or refrain from taking any and all action that the Administrative Agent shall deem necessary or advisable in fulfilling its role as collateral agent under any of the Security Documents.

Section 13.10.Swedish Pledge Agreement

.  Notwithstanding the terms of the Swedish Pledge Agreement, the Administrative Agent agrees to consent to any action sought to be taken by CareDx International AB to the extent such action is not prohibited pursuant to the terms of this Agreement.

SECTION 14.	Miscellaneous.

Section 14.01.No Waiver

.  No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall

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any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 14.02.Notices

.  All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid.  All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

Section 14.03.Expenses, Indemnification, Etc.

(a)Closing Expenses.  The Borrower agrees to pay or reimburse the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Chapman and Cutler LLP, special counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans.

(b)Other Expenses.  The Borrower agrees to pay or reimburse (i) the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket post-closing costs and expenses in connection the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) the Administrative Agent and the Lenders for all of their out of pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(c)Indemnification.  The Borrower hereby indemnifies the Administrative Agent, the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable and documented fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the Transactions or any use made or proposed to be made with the proceeds of the Loans, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this

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Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans.  No Lender shall assert any claim against the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, attorneys, agents, advisors or controlling parties (collectively, the “Borrower Parties”) on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans.  This Section 14.03(c) shall not apply with respect to Taxes other than any Taxes that represent Claims and Losses arising from any non-Tax claim.

Section 14.04.Amendments, Etc

.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a)any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b)the consent of all of the Lenders shall be required to:

(i)amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts pay able with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;

(ii)amend, modify, discharge, terminate or waive any Security Document if the effect is to release a material part of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii)amend this Section 14.04.

Section 14.05.Successors and Assigns.

(a)General.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that the neither the Borrower nor any other Obligor may assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents except (i) to an assignee in accordance with the provisions of Section 14.05(b), or (ii) by way of participation in accordance with the provisions of Section 14.05(e) (and any other

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attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lender.  Any of the Lenders may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to the Borrower, any Affiliate of the Borrower or any employees or directors of any Obligor at any time.  Subject to the recording thereof by the Administrative Agent pursuant to Section 14.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of such Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e).

(c)[Reserved].

(d)Register.  The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it pursuant to clause (b) above and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Obligations under the Loan Documents (other than the Warrant Obligations) are intended to be maintained in, and this Section shall be construed so that the Commitments and Loans are at all times maintained in, “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(e)Participations.  Any of the Lenders may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person which would constitute an Eligible Transferee (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s

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rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than with respect to default interest).  The Borrower agrees that each Participant shall be entitled to the benefits of Section 5 (subject to the requirements and limitations therein, including the requirements of Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if such Participant had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant shall not be entitled to receive any greater payment under Section 5 with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)Security Interest.  Notwithstanding anything to the contrary contained in this Section 14.05, a Lender may collaterally assign any of its rights or obligations hereunder or under any of the other Loan Documents by way of pledge or collateral assignment of all or a portion of such Lender’s rights under the Loan Documents to a Federal Reserve Bank provided that no such pledge or assignment shall release such Lender from its obligations hereunder.

Section 14.06.Survival

.  The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.05 and the obligations of the Subsidiary Guarantors under Section 12 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case

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of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder.  In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

Section 14.07.Captions

.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 14.08.Counterparts

.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

Section 14.09.Governing Law

.  This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

Section 14.10.Jurisdiction, Service of Process and Venue.

(a)Submission to Jurisdiction.  Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in New York, New York or in the courts of its own corporate domicile and irrevocably submits to the exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.  This Section 14.10(a) is for the benefit of the Administrative Agent and the Lenders only and, as a result, neither the Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction.  To the extent allowed by any Law, the Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(b)Alternative Process.  Nothing herein shall in any way be deemed to limit the ability of the Lenders to serve any process or summons in any manner permitted by Law.

(c)Waiver of Venue, Etc.  Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.

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Section 14.11.Waiver of Jury Trial

.  Each Obligor, the Administrative Agent and each Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.

Section 14.12.[Reserved].

Section 14.13.Entire Agreement

.  This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements.  Each Obligor acknowledges, represents and warrants that in deciding to enter into this Agreement and the other Loan Documents or in taking or not taking any action hereunder or thereunder, it has not relied, and will not rely, on any statement, representation, warranty, covenant, agreement or understanding, whether written or oral, of or with the Lenders other than those expressly set forth in this Agreement and the other Loan Documents.

Section 14.14.Severability

.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.

Section 14.15.No Fiduciary Relationship

.  The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties.

Section 14.16.Confidentiality

.  Each Lender agrees to keep confidential all non-public information provided to it by any Obligor pursuant to this Agreement; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any other Lender or, subject to a written agreement to comply with the provisions of this Section 14.16, any Affiliate of a Lender or any prospective assignee of Loans permitted by and pursuant to Section 14.05(b) that, in each case, is also subject to confidentiality provisions at least as stringent as the provisions of this Section 14.16, (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors (collectively, its “Related Parties”); provided that the applicable Lender shall remain liable hereunder for any breach of this Section 14.16 by any of its Related Parties, (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable Law, (vi) if required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed

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(other than as a result of a disclosure in violation of this Section 14.16), (viii) on a confidential basis to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy permitted hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loan or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loan or (xi) to any other party that is, and is permitted pursuant to the terms hereof to be, a party hereto; provided further that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any Governmental Authority or Regulatory Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority or Regulatory Authority) for disclosure of any such non-public information prior to disclosure of such information to enable the Borrower to seek a protection order or otherwise prevent or restrict such disclosure.

Section 14.17.Right of Setoff

.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Obligor against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Obligor may be contingent or unmatured or are owed to an Affiliate of such Lender.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and Affiliates may have.  Each Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 14.18.Judgment Currency

.  (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b)The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency.  If the amount of Dollars so purchased is less than the sum originally

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due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss.  If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

Section 14.19.USA PATRIOT Act

.  The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Act.

Section 14.20.Release of Collateral and Guarantees; Non-Disturbance Agreements

.  (a) The Administrative Agent hereby agrees, at the sole expense of the Borrower, to execute any documents, releases, terminations and agreements reasonably requested by the Borrower (i) to release any Lien on any Collateral (A) on the date when all Obligations (other than Warrant Obligations and contingent obligations as to which no claims have been asserted) have been satisfied in full in cash, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with an Asset Sale permitted pursuant to Section 9.09 or (C) subject to Sections 14.01 and 14.04, if approved, authorized or ratified in writing by the Administrative Agent and (ii) to release any Subsidiary Guarantor from its obligations as a guarantor hereunder if such Person ceases to be a Subsidiary as a result a transaction permitted under the Loan Documents.

(b)The Administrative Agent hereby agrees to, and each Lender hereby agrees that Administrative Agent may, enter into non-disturbance or similar agreements in connection with licensing agreements permitted by this Agreement or any other Loan Document, in each case in form and substance reasonably satisfactory to the Administrative Agent and the counterparty or counterparties to the licensing agreements.

Section 14.21.Acknowledgement and Consent to Bail-In of EEA Financial Institutions

.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

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(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Borrower:

CareDx, Inc.

By:	/s/ Michael Bell Name: Michael Bell Title: Chief Financial Officer

Address for Notices:

3260 Bayshore Boulevard
Brisbane, CA 94005
Attn:  Dr. Peter Maag
Email:  pmaag@caredx.com

[Signature Page to Credit Agreement and Guaranty]

Administrative Agent:

Perceptive Credit Holdings II, LP

By:	Perceptive Credit Opportunities GP, LLC, its general partner
By:	/s/ Sandeep Dixit Name:Sandeep Dixit Title:Chief Credit Officer
By:	/s/ Sandeep Dixit Name:Sandeep Dixit Title:Portfolio Manager

Address for Notices:

Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn:  Sandeep Dixit
Email:  Sandeep@perceptivelife.com

[Signature Page to Credit Agreement and Guaranty]

Lenders:

Perceptive Credit Holdings II, LP

By:	Perceptive Credit Opportunities GP, LLC, its general partner
By:	/s/ Sandeep Dixit Name:Sandeep Dixit Title:Chief Credit Officer
By:	/s/ Sandeep Dixit Name:Sandeep Dixit Title:Portfolio Manager

Address for Notices:

Perceptive Credit Holdings II, LP
c/o Perceptive Advisors LLC
51 Astor Place, 10th Floor
New York, NY 10003
Attn:  Sandeep Dixit
Email:  Sandeep@perceptivelife.com

[Signature Page to Credit Agreement and Guaranty]

SCHEDULE 1
COMMITMENTS AND WARRANT SHARES

Tranche A Term Loan Commitments

Lender	Commitment
Perceptive Credit Holdings II, LP	$25,000,000

Tranche B Term Loan Commitments

Lender	Commitment
Perceptive Credit Holdings II, LP	$10,000,000

Warrant Shares

Tranche A Warrant:

Lender	Warrant Shares
Perceptive Credit Holdings II, LP	140,000

Tranche B Warrant:

Lender	Warrant Shares
Perceptive Credit Holdings II, LP	93,333